UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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HCP, Inc.
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HCP

PROXY STATEMENT

2015 ANNUAL MEETING

30 YEARS

COVER IMAGE
Physicians Park
Medical Office Building
Nashville, Tennessee

Dear Stockholders,

This year marks the 30th anniversary of our listing on the New York Stock Exchange. HCP stockholders have enjoyed 30 consecutive years of dividend growth, and we take pride in being the only REIT in the S&P 500 Dividend Aristocrats Index. Our goal is to continue to deliver dividend income and build long-term stockholder value by actively managing our investment portfolio and investing in new opportunities that produce attractive risk-adjusted returns. With an experienced management team, a diversified portfolio positioned to generate recurring growth, long-term partnerships with leading operators and a strong balance sheet, we are confident about our future.

We view the attached proxy statement as an opportunity to provide insight regarding our achievements over the past year, including further improvements to our compensation program, the amendment of our Bylaws to include a proxy access provision and the enhancement of our corporate governance practices.

Continuing Evolution of Our Executive Compensation Program

In response to our stockholder engagement initiatives, including stockholder feedback regarding say-on- pay, we continued to evolve our executive compensation program. Our revised 2015 executive compensation program is less complex, more transparent and adds more rigor by increasing the allocation of objective, at-risk performance metrics. For example, 75% of long-term equity compensation is now tied exclusively to future relative total shareholder return and subject to forfeiture for below threshold performance. We believe this evolution promotes the creation of long-term stockholder value by aligning a significant majority of executive compensation directly with our stockholder s’ interests.

Enhanced Corporate Governance Practices

Proxy Access. After engaging with a number of our largest stockholders regarding the desirability of a proxy access framework, we amended our Bylaws to implement proxy access, allowing eligible stockholders to include their own director nominees in our proxy materials along with the Board-nominated candidates. Our Board carefully considered the feedback we received from our stockholders in creating a thoughtfully designed and balanced approach to proxy access that mitigates the risk of abuse and protects the interests of all of our stockholders, while affording a meaningful proxy access right.

New Directors. We continue to seek diverse and fresh perspectives in the boardroom, and we have added two new independent directors in the past two years. In 2014, we appointed James P. Hoffmann, a former global REIT portfolio manager, most recently serving as Partner and Senior Vice President of Wellington Management Company, and in 2013, we appointed Brian G. Cartwright, former General Counsel of the Securities and Exchange Commission.

Independent Chairman. Our Board is led by a non-executive Chairman in accordance with corporate governance best practices. We believe that the separation of the roles of Chairman and CEO enhances the Board’s independent oversight and strengthens the CEO’s focus on our business operations.

Sustainability Leadership

This year, we are excited to introduce our first combined Annual and Sustainability Report, which is included in your proxy materials. Sustainability is an integral part of our overall business strategy, and we have increased the transparency of our business and risk management practices by combining our financial and material sustainability information into a single report.

A Look to the Future

HCP continues to be financially strong and well -positioned for the years to come. As we look to the future, our experienced management team continues to effectively execute our long-term business strategy.

As stewards of your Company, we are committed to acting in the best interests of HCP and its stockholders. We hope that you will attend our 30th Annual Meeting of Stockholders in person, and hear first-hand about our performance and plans for the future. Thank you for your continued support.

Michael D. McKee	Brian G. Cartwright	Christine N. Garvey	David B. Henry
Chairman	Independent Director	Independent Director	Independent Director

Lauralee E. Martin	James P. Hoffmann	Peter L. Rhein	Joseph P. Sullivan
President and CEO	Independent Director	Independent Director	Independent Director

Date	• Thursday, April 30, 2015

Time	• 9:30 a.m., Pacific Time

Place	• The Westin South Coast Plaza
686 Anton Boulevard
Costa Mesa, California 92626

Record Date	• Monday, March 9, 2015

Annual Meeting Proposals

Proxy Voting

Please submit your proxy or voting instructions as soon as possible to instruct how your shares are voted at the Annual Meeting, even if you plan to attend. If you later vote in person at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.

By Order of the Board of Directors,

James W. Mercer

Executive Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

1

Corporate Governance Highlights; Our Director Nominees	2
Performance Highlights	3
Our Business Strategy	6
Revised Performance Incentive Compensation Plan for Executives	7
2014 Executive Compensation	9
Summary of Stockholder Engagement and Compensation Program Evolution	11

12

17

Board Independence and Leadership Structure; Committees of the Board	17
Board and Stockholder Meeting Attendance; Risk Oversight; Corporate Governance and Compensation Policies	18
Director Selection Process	20
Stockholder Communications with the Board	21

22

24

26

Section 16(a) Beneficial Ownership Reporting Compliance	27

28

29

30

31

A Message to Our Stockholders; Compensation Committee Report	31

32

Compensation Philosophy; Overview of Our Revised 2015 Compensation Plan	32
2014 NEO Compensation	35
Presentation of Compensation Based on Performance Year	39

41

Summary Compensation Table — 2014	41
Grants of Plan-Based Awards During 2014; Description of Plan-Based Awards	43
Outstanding Equity Awards at December 31, 2014	46
Option Exercises and Stock Vested During 2014; Non-Qualified Deferred Compensation During 2014; Potential Payments Upon a Termination or Change in Control	47

Compensation Governance	51

54

55

Stockholder Proposal	55
Board of Directors’ Statement Opposing the Stockholder Proposal	56

58

Voting at the Annual Meeting	58
Inspector of Elections; Proxy Solicitation; Voting Results	59

60

2016 Stockholder Proposals; Delivery of Proxy Materials	60
Financial Statements	61

62

Proxy Highlights

Our Board  of  Directors (“Board”) solicits your proxy  for  the 2015  annual meeting of  stockholders and  any  adjournment or postponement thereof (the “Annual Meeting”). These proxy materials are first being made available to our stockholders on or about March 17, 2015.

This summary provides an overview of information contained in our proxy statement and does not contain all of the information that you should consider before voting. We encourage you to review the entire proxy statement before casting your vote.

Your Vote Is Important

Even if you plan to attend the Annual Meeting, please submit your proxy or voting instructions as soon as possible. If you later attend the Annual Meeting and vote in person, your previously submitted proxy or voting instructions will not be used.

How to Vote

Corporate Governance Highlights

HCP is committed to  sustainable corporate governance practices that promote  long-term value creation, transparency and accountability to our stockholders. We have enhanced our corporate governance structure by:

•    Proxy Access: Adopting proxy access, which generally permits stockholders holding 5% of our shares for a minimum of three years to nominate up to 20% of our directors and have their nominees included in our proxy statement, beginning at our 2016 annual meeting

•    New Directors: Appointing James P. Hoffmann, an accomplished global real estate investment trust (“REIT”) analyst and portfolio manager, to the Board, the second addition to our Board in just over one year

Our Director Nominees

Our Board represents a breadth of experience and diversity in perspective and background, as reflected in the summary below. We believe the broad range of tenures of our directors creates a balance between institutional knowledge and new perspectives and ideas, as well as ensures a smooth succession over time.

Performance Highlights

This past year was one of growth and excellent financial performance for HCP. Despite substantial changes and uncertainty in the healthcare industry, we achieved strong operating and financial performance, successfully managed through a change in leadership and continued to have important discussions with our operators on their strategic priorities and capital needs in the wake of healthcare reform initiatives.

2014 Financial Performance*

* We present reconciliations of certain non-GAAP financial measures to their most directly comparable GAAP measures in Appendix A to this proxy statement.

Dividend Increase for 30th Consecutive Year

Our Board increased our quarterly dividend in January 2015 by 3.7% to $0.565 per share, representing 30 consecutive years of dividend growth. HCP is the only REIT in the S&P 500 Dividend Aristocrats Index, which recognizes S&P 500 companies that have increased their dividend for at least 25 consecutive years. We are proud of this exclusive achievement, which embodies our commitment to consistently grow stockholder value.

** Estimated full year 2015 dividend based on the $0.565 per share quarterly dividend paid on February 24, 2015.

2014 Operator Relationships and Asset Management

2014 Sustainability  Leadership

  Produced our first combined Annual and Sustainability Report. This achievement represents one of our significant initiatives for 2014 as a leading sustainability practice in the U.S. REIT industry. Sustainability is an integral part of our overall business strategy, and we have enhanced the transparency of our business and risk management practices by combining our financial and material sustainability information into a single report

  Named the Global Leader for the Healthcare Sector by GRESB, marking the 3rd consecutive year ranking #1 in our sector

  Named to the CDP S&P 500 Climate Disclosure Leadership Index and the Dow Jones Sustainability Index for the North America region for the 2nd  consecutive year, and the FTSE4Good Sustainability Index for the 3rd consecutive year

  Named in the top 100 of Newsweek’s U.S. Green Rankings

  Awarded 149 ENERGY STAR certifications and 10 LEED certifications to date

  Received 4 The Outstanding Building of the Year (TOBY) awards from the Building Owners and Managers Association (BOMA)

2014 Executive Performance

Lauralee E. Martin, President and Chief Executive Officer

Responsibilities: Accountable to the Board for leadership, management and supervision of HCP’s business

2014 Accomplishments and Performance:

  Delivered a strategic plan to the Board addressing growth, organizational structure and talent , and investments and financial disciplines ; provided to the Board an assessment of international and other new opportunities, risks and rewards; and led the execution of our business strategy to drive strong financial results and unprecedented international growth

  Maintained a stable and talented executive management team and promoted a motivated and supportive team culture emphasizing integrity, communication, and talent mentoring and development

  Built a solid acquisition team structure and process for consistent investment performance and growth across our product groups

  Successfully executed on the Brookdale/Emeritus portfolio restructure, eliminating purchase options and improving portfolio quality with increased rent coverage and stronger operator credit

  Increased the confidence of the investment community through active involvement representing the Company with investors , analysts, media and industry organizations

Paul F. Gallagher, Executive Vice President and Chief Investment Officer

Responsibilities: Oversees the management of corporate assets and develops investment opportunities

2014 Accomplishments and Performance:

  Developed strategies at the product level for sourcing new investments focused on using capital structures that maximize investment returns of economic and market cycles

  Developed our international strategy and executed on the equity investments into the U.K. market

  Supervised the investment activities and talent development within our senior housing, post-acute/skilled nursing, life science and medical office segments, as well as our international platform, successfully completing $1.9 billion of accretive investments

  Oversaw the upgrade of our real estate portfolio via asset swaps and dispositions, as well as portfolio restructures

  Drove same store cash NOI growth of 3.3%, the 6th consecutive year of growth in excess of 3%

Timothy M. Schoen, Executive Vice President and Chief Financial Officer

Responsibilities: Leads our finance, accounting, treasury and tax departments

2014 Accomplishments and Performance:

  Assisted in managing Company growth to exceed the FFO as adjusted and FAD per share targets established under our 2014 annual operating plan

  Managed HCP’s strong balance sheet, achieving financial leverage of 41.5% and reducing secured debt to 5%

  Oversaw all capital market activity, including the strategic issuance of $1.2 billion of 10 -year bonds with a blended rate of 4%, that refinanced $ 935 million of scheduled debt maturities

  Extended and improved the terms of HCP’s $2 billion line of credit

  Actively participated in investor relations activities and expanded the Company’s disclosures to improve transparency in our portfolio

  Achieved the stabilization/monetization of $191 million on non-stabilized assets, which represents a 28% reduction and was above the budgeted target

  Enhanced insurance coverage and risk management programs by reducing the number of liability claims through an enhanced loss control program, and reducing the annual cost of insurable risk

  Worked with the management team to recommend a revised executive compensation plan to the Compensation Committee based on performance shares with strong TSR alignment

James W. Mercer, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Responsibilities: Leads our legal and human resources departments and serves as secretary to our Board

2014 Accomplishments and Performance:

  Provided legal support, including negotiation, documentation, due diligence and advice, for the completion of $1.9 billion of investments and the issuance of $1. 2 billion in 10-year bonds

  Provided overall leadership and direction to the legal and human resources departments, increasing interoffice integration, operational efficiency, interdepartmental communication and talent development activities

  Spearheaded the implementation of the Company’s state-of-the-art enterprise content management system

  Enhanced relationships with key general counsel and senior executives at peer companies

  Coordinated initiatives to enhance corporate governance and compensation best practices, which included working with the management team to recommend to the Compensation Committee a revised executive compensation plan based on performance shares with strong TSR alignment

  Led our sustainability reporting process with external reporting agencies, including GRI, CDP, GRESB and DJSI, and spearheaded the development of our first combined Annual and Sustainability Report

Thomas M. Klaritch, Executive Vice President Medical Office Properties

Responsibilities: Oversees all aspects of our medical office properties and the capital needs of our entire portfolio; also serves as Chair of our Sustainability Committee

2014 Accomplishments and Performance:

  Oversaw operations for our medical office segment, which accounted for approximately 16% of total revenues

  Drove same store cash NO growth of 2.0% in our medical office segment

  Achieved 90.7% occupancy for our medical office portfolio

  Led HCP’s sustainability efforts as Chair of the Sustainability Committee, including oversight of environmental metrics utilized in the sustainability reporting process with external reporting agencies such as GRI, CDP, GRESB and DJSI, and the production of the Company’s first combined Annual and Sustainability Report

  Oversaw the management of third-party property management firms in our medical office and life science portfolios

  Managed the engineering team for oversight of capital expenditures to maintain the quality and utility of our real estate portfolio

Our Business Strategy

We invest and manage our real estate portfolio for the long -term to maximize the benefit to our stockholders and support the growth of our dividends. The core elements of our strategy are:

•  To acquire, develop, lease, own and manage a diversified portfolio of quality healthcare properties across multiple business segments and geographic locations (including Europe);

•  To align ourselves with leading healthcare companies, operators and service providers, which over the long -term we believe will result in stable growing rental rates, net operating cash flows and appreciation of property values;

•  To concentrate on longer-term escalating triple-net leases with high-quality tenants, while using RIDEA structures for properties that have higher growth potential and represent the opportunity to expand existing relationships;

•  To maintain adequate liquidity with long-term fixed rate debt financing with staggered maturities, which supports the longer- term nature of our investments, while reducing our exposure to interest rate volatility and refinancing risk at any point in the interest rate or credit cycles; and

•  To continue to manage our balance sheet with a targeted financial leverage of 40% relative to our assets.

Revised Performance Incentive Compensation Plan for Executives

Our Compensation Objectives

Consistent with our focus on the long-term success of our business strategy, our compensation program rewards and motivates long-term performance, while balancing executive incentives and retention through base salary and short-term compensation opportunities. Our compensation program seeks to achieve the following key objectives:

      Align compensation with stockholder interests, including earnings and dividend growth, with appropriate risk-adjusted return on our investments and stock return performance;

      Promote the creation of long-term stockholder value;

      Provide a simple structure and transparent application, with rigorous, objective and “at-risk” performance criteria (i.e., hurdles that have a substantial possibility of not being achieved), including future relative TSR as a significant component;

      Discourage excessive risk-taking by balancing short- and long-term compensation awards;

      Attract, motivate and retain key employees with outstanding talent and ability; and

      Reward performance, with a meaningful portion of compensation tied to the Company’s financial and strategic goals.

Our Executive Compensation Program Continues to Evolve

In connection with our October 2013 leadership transition, the Compensation Committee adopted a new incentive compensation program in 2014 to improve the alignment of executive pay with performance. The Compensation Committee then continued to revise our program in 2015 to address comments from our stockholder outreach initiatives, as well as stockholder feedback regarding say-on-pay. The result is that our revised program provides additional rigor by increasing the allocation of objective, at-risk performance metrics, including under our LTIP, where 75% of equity compensation is tied exclusively to relative TSR and subject to forfeiture for below threshold performance. Additionally, the revised program promotes greater transparency and is less complex than prior versions.

The key features of our revised 2015 program, and information regarding the early adoption of our 2015 LTIP, are outlined below under the heading “Revised 2015 Plan Addresses 2014 Plan Concerns” and described in detail in the “Compensation Discussion and Analysis” section of this proxy statement. We also present a timeline of our stockholder engagement efforts and evolving compensation program on page 11 of this “Proxy Highlights” section.

Revised 2015 Plan Addresses 2014 Plan Concerns

Our revised executive compensation plan, together with the disclosure regarding 2014 compensation in this proxy statement, responds to feedback from our stockholders regarding our prior compensation practices and further aligns our executives’ interests with those of our stockholders. The chart below illustrates the changes we made to our compensation program in response to stockholder feedback, and indicates the performance year for which the changes are effective. The Compensation Committee will continue to engage our stockholders and consider the outcome of our future say-on-pay votes when making compensation decisions for our NEOs (as defined under “Summary Compensation Table — 2014” on page 41).

2015 Compensation Practices at a Glance

In developing our 2014 compensation plan and refining our 2015 compensation plan, we implemented additional features that strengthen the alignment between the interests of our NEOs and stockholders.

2014 Executive Compensation

As described above and in greater detail in our “Compensation Discussion and Analysis,” the Compensation Committee used the 2014 STIP and LTIP performance metrics to determine the amount of the awards granted in February 2015 in respect of 2014 performance. However, the LTIP award, once granted, is still 75% dependent on objective, forward-looking relative TSR performance over one- and three-year periods and subject to forfeiture for below threshold performance.

Compensation Mix

The graphics below illustrate the mix of fixed and at-risk pay incentives for 2014, which are designed to attract, retain and motivate talented executives, link the executives’ interests with those of our stockholders and promote the creation of long-term stockholder value, while also discouraging excessive risk-taking. The compensation presented reflects the total direct compensation awarded to our CEO and our other NEOs subject to our STIP and LTIP with respect to their services performed in 2014. This presentation excludes a one-time CEO inducement award in connection with our leadership transition, since such inducement award was intended to make up for the lost financial value Ms. Martin incurred and equity compensation she forfeited in leaving her former executive position at Jones Lang LaSalle Incorporated and was not based on 2014 performance. Our long-term equity awards were granted in the form of restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”), as further discussed below. We did not issue stock options in 2015 for 2014 performance.

Future Performance Metrics

Transitioning immediately to our revised 2015 compensation plan, the Compensation Committee applied the vesting criteria under the 2015 LTIP to the long-term equity awards granted with respect to 2014 performance, as illustrated below.

Summary of Stockholder Engagement and Compensation Program Evolution

Timeline (April 2011 to Present)

April 28, 2011

2011 Say-on-Pay
Stockholders express strong support;
95.9% vote FOR say-on-pay.

April 26, 2012

2012 Say-on-Pay
Stockholders again express strong support;
96.4% vote FOR say-on-pay.

April 25, 2013

2013 Say-on-Pay
For the third straight year, stockholders express strong support;
97.1% vote FOR say-on-pay.

October 2, 2013

Leadership Transition
The Board terminates the prior Chairman, CEO and President, elects Ms. Martin to serve as President and CEO, and appoints Mr. McKee as the non-executive Chairman. Corresponding compensation arrangements for Ms. Martin are awarded with a significant portion tied to objective performance metrics and sale restrictions.

October 31, 2013

Management Retention Awards
Messrs. Gallagher, Schoen and Mercer each enter into an agreement to receive a one-time retention award in connection with the leadership transition.

March 13, 2014

2014 Compensation Plan Adopted
Compensation Committee adopts comprehensively redesigned executive compensation plan to better align pay with performance by linking a significant portion of compensation to the achievement of objective, at-risk performance hurdles, including future relative TSR.

March 20, 2014

2014 Proxy Statement Filed
HCP discloses compensation for 2013 performance, one-time awards in connection with the leadership transition and a summary of contractual severance arrangements for our former Chairman, CEO and President pursuant to his employment agreement.

April 2014

Stockholder Engagement
Chairman of the Board/Chair of the N/C Committee, Chair of the Compensation Committee and senior executive officers discuss the 2013 leadership transition with, and solicit feedback regarding HCP's redesigned compensation plan from, 14 of HCP's largest stockholders and the major independent proxy advisory firms.

May 1, 2014

2014 Say-on-Pay
Although our compensation plan design increased at-risk components and better aligned pay with performance compared to prior years, 69.9% of stockholders vote FOR say-on-pay, primarily in response to one-time awards related to 2013 leadership transition.

March 12, 2015

Revised 2015 Compensation Plan
Compensation Committee takes steps to address key concerns expressed by stockholders (STIP: increased to 70% at-risk, objective performance hurdles; LTIP: increased to 75% objective, at-risk future relative TSR performance hurdles). Details discussed throughout the CD&A.

March 17, 2015

2015 Proxy Statement Filed
HCP discloses compensation for 2014 performance. Due to SEC disclosure requirements, the Summary Compensation Table includes the value of one-time $4 million inducement award to Ms. Martin related to 2013 leadership transition in her 2014 compensation, which presents compensation related to 2014 performance 49% higher than it would be without the effect of such award.

Election of Directors

Election of Directors

Director Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated our eight current directors, identified below, for election at the Annual Meeting, to serve until the 2016 annual meeting of stockholders.

Each of the nominees for election has consented to be named in this proxy statement and we expect each nominee to serve, if elected. If any nominee is unable to serve, your proxy may be voted for a substitute nominee.

Michael D. McKee
Chairman of the Board; Independent Director
Age 69
Director Since 1989
Committees Nominating and Corporate Governance (Chair)

Qualifications

Mr. McKee's extensive real estate and legal background brings to our Board the perspective of a business leader who has evaluated operational and business issues similar to those facing HCP. His executive experience provides strategic and valuable insight which he draws upon in his role as Chairman of our Board. Additionally, Mr. McKee was instrumental in leading the corporate governance initiative to separate the roles of HCP's Chairman and CEO.

Biography

Mr. McKee has been CEO of Bentall Kennedy U.S., L.P. ("Bentall Kennedy"), one of the largest privately owned real estate investment advisory firms in North America, since February 2010. Mr. McKee retired in September 2008 as CEO and Vice Chairman of the Board of Directors of The Irvine Company, a privately held real estate development and investment company, where he had been an executive officer since 1994. Prior to that, he was a partner with the law firm of Latham & Watkins LLP from 1986 to 1994. Mr. McKee is Chairman of the Board of Directors of Realty Income Corporation (NYSE: O), a REIT, serves on the Board of Directors of First American Financial Corporation (NYSE: FAF), a title insurance and financial services company, and is Chairman of the Tiger Woods Foundation. He also previously served as a director of Mandalay Resort Group, Irvine Apartment Communities Inc. and Oasis Residential, Inc.

Lauralee E. Martin
President and CEO
Age 64
Director Since 2008
Committees None

Qualifications

Ms. Martin brings to the Board key operational and financial expertise and an industry-wide perspective that contributes to the design and implementation of our business strategy. Her global executive leadership experience and knowledge provide our Board with a strategic resource by bridging the Board and management and enhancing teamwork within all levels of our organization.

Biography

Prior to assuming her current role as President and CEO of HCP in October 2013, Ms. Martin was employed by Jones Lang LaSalle Incorporated (NYSE: JLL), one of the world's leading real estate services and money management firms, in various high-level capacities, including as CEO, Americas beginning in January 2013. Prior to that, she was Executive Vice President and Chief Financial Officer ("CFO") since January 2002, and was appointed to the additional position of Chief Operating Officer in January 2005. Ms. Martin also served on its Board of Directors from 2005 until May 2013. Ms. Martin joined Jones Lang LaSalle after 15 years with Heller Financial, Inc. where she was Executive Vice President, CFO and President of the Real Estate Finance Division. Ms. Martin serves on the Board of Kaiser Aluminum Corporation (NYSE: KALU), a leading producer of aluminum products, and previously served as a director of KeyCorp (NYSE: KEY), one of the nation's largest bank-based financial services companies, from 2003 through 2010, and of Gables Residential Trust, a REIT, from 1994 through 2005. Ms. Martin serves as a Trustee of the Urban Land Institute. She also previously served as a Trustee of the International Council of Shopping Centers (ICSC).

Voting Standard

A director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee must exceed the number of votes cast AGAINST the nominee).

If a director nominee is not re-elected, Maryland law provides that the director will continue to serve on the Board as a “holdover director.” Under our Bylaws, a director who fails to be elected must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to our Board on whether to accept the resignation or whether other action should be taken. Our Board will act on the Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days of certification of the election results.

Board Recommendation

Board Independence and Leadership Structure

Our Board has affirmatively determined that each of Ms. Garvey and Messrs. McKee, Cartwright, Henry, Hoffmann, Rhein and Sullivan is independent within the meaning of the rules of the New York Stock Exchange (“NYSE”). We refer to these directors in this proxy statement as the “Independent Directors.”

Mr. McKee serves as our non-executive Chairman of the Board, while Ms. Martin serves as President and CEO. The Board believes that separating the positions of Chairman and CEO enhances the Board’s ability to provide independent oversight of management and to carry out its responsibilities on behalf of our stockholders. We believe the separation of the Chairman and CEO is consistent with our overall corporate governance practices and is in the best interests of our stockholders at this time.

Committees of the Board

Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee has a written charter, which can be accessed on our website at www.hcpi.com/charters.

Board and Stockholder Meeting Attendance

Our policy is that directors should make every effort to attend all meetings of the Board and the annual meeting of stockholders, as well as the meetings of committees of which they are members. During 2014, our Board held 13 formal meetings. Each of our directors attended at least 80% of the meetings of the Board and each of its committees on which he or she served during 2014. Mr. Hoffmann was appointed in July 2014 and attended more than 80% of the meetings of the Board and the committee on which he serves that occurred since the time he was appointed. All of our directors attended 100% of the meetings of the committees on which he or she served during 2014, and all of our then-current Board members attended the 2014 annual meeting of stockholders.

Risk Oversight

Our Board believes that effective risk management involves our entire corporate governance framework. Management is responsible for identifying material risks, implementing appropriate risk management strategies, integrating risk management into HCP’s decision making process, and ensuring that information with respect to material risks is transmitted to senior executives and our Board.

Our Board, primarily through the Audit and Compensation Committees, provides overall oversight of the risk management process, as summarized in the table below. The Board believes that its current leadership structure, described under the heading “Board Independence and Leadership Structure” above, is conducive to its risk oversight process.

Corporate Governance and Compensation Policies

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines with respect to, among other things, Board composition, Board meetings, the Board’s standing committees, stockholder communications with the Board, expectations for directors, succession planning, and Board and committee self-evaluations. A current copy of our Corporate Governance Guidelines is posted on our website at www.hcpi.com/cgguidelines.

Codes of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees. Additionally, in October 2013, we adopted a Vendor Code of Business Conduct and Ethics (the “Vendor Code”) applicable to our vendors and business partners. The Vendor Code represents an integral part of our commitment to the highest ethical standards, ensuring that our employees and vendors work collectively to uphold those standards.

A current copy of both codes of conduct are posted on our website at www.hcpi.com/ethics. Waivers from, and amendments to, our Code of Conduct that apply to our directors, executive officers, Chief Accounting Officer or Controller, will be timely posted on our website at www.hcpi.com/ethics.

Clawback Policy

The Compensation Committee has adopted a clawback policy that enables HCP to require reimbursement or cancellation of any portion of a cash or equity incentive award or other payment received by an executive officer in circumstances where the amount of the payment or award was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to noncompliance with a financial reporting requirement under the securities laws.

Anti-Hedging Policy

Our Board recognizes that hedging against losses in HCP securities may disturb the alignment between the interests of our officers and directors and those of our other stockholders, which our stock ownership guidelines are intended to protect. For this reason, officers, directors and employees are prohibited from entering into short sales of our common stock, trading in “puts” and “calls” or other derivative securities that relate to our common stock, and hedging or monetization transactions (such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of HCP securities.

Anti-Pledging Policy

Our Board recognizes that a forced margin sale or foreclosure sale of HCP securities may negatively impact our stock price or violate our insider trading policy. Accordingly, the Board adopted a policy that prohibits officers, directors and employees from holding HCP securities in a margin account or pledging HCP securities as collateral for a loan.

Related Person Transaction Policies and Procedures

While we do not have a standalone written policy or procedures for the review, approval or ratification of transactions with related persons, our Code of Conduct addresses conflicts of interest and relationships with HCP. Under the Code of Conduct, all employees and directors should avoid any private interest that influences their ability to act in the interests of HCP or that makes it difficult to perform their work objectively and effectively. The Board annually reviews the relationship that each director has with HCP (either directly or as a partner, stockholder or officer of an organization that has a relationship with HCP). The Code of Conduct requires any person, including our directors and officers, to report and fully disclose any situation or matter that may reasonably be expected to be unethical or give rise to a conflict of interest with HCP. Any waiver of these conflict of interest rules for our directors or executive officers requires the approval of our Board or the appropriate committee of the Board and will be granted only in extraordinary circumstances.

Furthermore, it is our practice that all potential related person transactions, which are defined as transactions required to be reported under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are first screened by our General Counsel for materiality and then sent to the Audit Committee for review. Pursuant to the Audit Committee Charter, any related person transactions brought to the Committee’s attention, which could reasonably be expected to have a material impact on our financial statements, must be discussed among the Committee, management and HCP’s independent registered public accounting firm. In determining whether to approve or reject a related person transaction, the Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s economic interest in the transaction. Any review and approval of a related person transaction by the Committee will be evidenced in the minutes of the applicable Committee meeting and promptly disclosed to our stockholders to the extent required by law.

There were no related person transactions identified for 2014.

Director Selection Process

Identifying and Evaluating Director Nominee Candidates

Our Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended as a candidate for election to the Board. Rather, the Committee considers a number of factors when reviewing potential nominees for the Board, including:

•       Personal and professional integrity, ethics and values;

•       Experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•       Experience in our industry;

•       Experience with relevant social policy concerns;

•       Experience as a board member of another publicly held company;

•       The ability and willingness to commit adequate time to our Board and its committee matters;

•       The fit of the individual’s skills with those of the other members (and potential members) of our Board in building a board that is effective, collegial and responsive to HCP’s needs;

•       Academic expertise in an area of HCP’s operations; and

•       Practical and mature business judgment.

We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Committee strives to create diversity in perspective, background and experience in the Board as a whole when identifying and selecting nominees for the Board. On an annual basis, as part of the Board’s self-evaluation, the Board assesses whether the mix of Board members is appropriate.

In identifying and selecting potential director nominees, the Nominating and Corporate Governance Committee will consider candidates recommended by various sources, including any member of the Board, stockholder or member of senior management. The Committee may also hire a search firm. All potential director nominees will be reviewed by the Chair of the Committee, or in the Chair’s absence, another member of the Committee. The reviewing Committee member will make an initial determination as to the qualifications and fit of the candidate based on the above and other appropriate criteria. If the reviewing Committee member determines that it is appropriate to proceed, the CEO or at least one other member of the Committee will interview the candidate. Other Board members may also interview a prospective candidate. The Committee will provide progress updates to the Board and will meet to consider and recommend final director candidates to the entire Board. The Board then determines which candidates are nominated or elected to fill a vacancy.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider candidates properly recommended by stockholders in the same manner as recommendations received from other sources. Stockholder recommendations must be submitted in writing to the Chair of the Nominating and Corporate Governance Committee, c/o HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614, together with the proposed candidate’s name, address, age, appropriate biographical information, descriptions of the candidate’s qualifications and the relationship, if any, to the recommending stockholder, together with any other information about the stockholder and the candidate that would otherwise be required pursuant to our Bylaws if the stockholder was nominating the candidate for election to the Board at an annual meeting of stockholders. Stockholders who would like to recommend a candidate for consideration by the Board in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of the annual meeting.

Stockholder Nominations

In addition, our Bylaws permit stockholders to nominate director candidates for election to the Board at an annual meeting of stockholders, including through the use of our new proxy access option. For a description of the process for nominating directors in accordance with our Bylaws, see “Other Matters—2016 Stockholder Proposals.”

Stockholder Communications with the Board

Stockholders or other interested parties who wish to contact members of our Board, the Chairman, any Board committee or our Independent Directors as a group may send written correspondence to the Board, c/o HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614. The name of any specific intended Board recipients (such as our Chairman or the Independent Directors as a group) should be clearly noted in the communication. Stockholders should provide proof of share ownership and appropriate contact information in all correspondence. All communications will be received, processed and then directed to the appropriate member(s) of our Board.

Director Compensation — 2014

Compensation paid to our Independent Directors for services in 2014 consisted of (1) an annual retainer; (2) an additional retainer for acting as Chairman or Chair of the Audit or Compensation Committees; and (3) an annual equity award.

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($)	($)(1)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Michael D. McKee	205,000	125,910	—	—	—	—	330,910
Brian G. Cartwright	75,247	125,910	—	—	—	—	201,157
Christine N. Garvey	105,000	125,910	—	—	—	—	230,910
David B. Henry	95,000	125,910	—	—	—	—	220,910
James P. Hoffmann	12,636	124,590	—	—	—	—	137,226
Peter L. Rhein	75,247	125,910	—	—	—	—	201,157
Joseph P. Sullivan	75,247	125,910	—	—	—	—	201,157

(1)       The amounts reported in Column (c) of the table above reflect the grant date fair value of the RSU awards granted to our Independent Directors during 2014 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see Note 16—Compensation Plans to the Consolidated Financial Statements included in HCP’s Annual Report on Form 10-K for the year ended December 31, 2014.

We granted each of our Independent Directors 3,000 RSUs on May 6, 2014, except Mr. Hoffmann, whose grant occurred on July 31, 2014. Each of the May 6, 2014 awards had a value of $125,910 based on the closing price of our common stock on the grant date. Mr. Hoffmann’s award had a value of $124,590 based on the closing price of our common stock on the date of his grant. No option awards were granted to our Independent Directors during 2014. As of December 31, 2014, each of our Independent Directors held 7,500 unvested RSUs, except for Mr. Cartwright, who held 5,250 unvested RSUs, and Mr. Hoffmann, who held 3,000 unvested RSUs. Each award granted prior to May 1, 2014 was subject to the terms of the 2006 Performance Incentive Plan (the “2006 Plan”) and after May 1, 2014, to the terms of the 2014 Performance Incentive Plan (the “2014 Plan”). The Board administers the 2006 Plan and 2014 Plan with respect to these awards and has the ability to interpret and make all required determinations under such plans.

Annual Retainers

The table below sets forth the annual retainers paid in 2014 and to be paid in 2015 to the Independent Directors and other specified Board positions. HCP also reimburses Independent Directors for director education and travel expenses in connection with their Board duties. Independent Directors are not provided any additional fees based on the number of meetings they attend.

In late 2014, the Compensation Committee, along with FPL Associates, L.P. (“FPL Associates”), its independent compensation consultant, conducted a review of director compensation programs of companies within our peer group and recommended changes to our director retainer fees beginning in 2015, as set forth in the table below. The retainer for the Chairman of the Board was reduced from amounts established in 2013 in connection with his expanded duties during our leadership transition. Also, because Mr. McKee serves as both Chairman of the Board and Chair of the Nominating and Corporate Governance Committee, he did not previously receive a separate retainer as Committee Chair. However, the Board determined to restructure the retainers such that separate fees are now paid to the Chairman and the Chair of the Nominating and Corporate Governance Committee.

Given the efforts and commitments of Audit Committee members in terms of the frequency and length of their meetings, the Board also increased the Audit Committee Chair retainer by $5,000 per year and instituted a $5,000 per year additional retainer for the other members of the Audit Committee. There was no change to the retainers for Independent Directors or the Chair of the Compensation Committee.

Annual Equity Awards

Each year, an Independent Director who is elected at the annual meeting of stockholders or is initially appointed as an Independent Director other than at the annual meeting receives an award of RSUs. The number of shares subject to these awards is determined by the Board at the time of grant. In 2014, these awards were scheduled to vest ratably over three years from the date of the grant and are subject to forfeiture if the director’s service terminates prior to vesting. Additionally, the awards will automatically vest if the director’s service terminates due to death, disability or a qualified retirement.

In connection with the Compensation Committee’s 2014 director compensation evaluation with FPL Associates, the Committee recommended that the directors’ annual grant of RSUs vest in full on the first anniversary of the grant date.  One-year cliff vesting promotes retention during the year for which the award is granted and provides for an earlier alignment of interests with stockholders when compared to vesting over a three-year period.  Additionally, one-year cliff vesting reflects the Board’s view that shorter vesting periods encourage director independence and objectivity, as well as the focus on long-term Company performance.

The table below illustrates the changes in vesting criteria for the director RSUs in 2014 and 2015.

Director Stock Ownership Guidelines

Independent Directors are required to accumulate and hold shares of HCP stock (including restricted stock and RSUs) equal in value to at least five times the amount of the annual cash retainer for directors (currently $375,000). With respect to new Independent Directors, the guidelines are effective on the first May 15th that occurs more than five years after the director first becomes a member of our Board. Once subject to the guidelines, a director’s level of stock ownership will be reviewed annually on May 15th for as long as the director remains in office. All of our directors for whom the guidelines have become effective currently satisfy our director stock ownership guidelines.

Director Deferred Compensation Plan

We maintain our Amended and Restated Director Deferred Compensation Plan (the “Director Deferral Plan”), which permits our Independent Directors to elect to defer their annual retainers. Amounts deferred under the Director Deferral Plan are payable upon the termination of service on the Board or such earlier date as elected by the director. A director participating in the Director Deferral Plan may elect to have deferred compensation and transferred accruals credited to (i) an interest rate account wherein the deferrals and transferred amounts accrue interest at a rate equal to the current prime rate minus one percent, or (ii) a stock credit account wherein the deferrals and transferred amounts are treated as if invested in HCP common stock with the account increasing for dividends paid, and increasing or decreasing with changes in HCP’s stock price.

Non-Employee Director Stock-for-Fees Program

Under the Non-Employee Director Stock-for-Fees Program, each of our Independent Directors may elect to receive all or a portion of their annual retainer in the form of shares of our common stock in lieu of payment in cash. If a director elects to receive fees in the form of stock, the director’s election will apply to all fees that would otherwise be paid in cash, commencing with HCP’s fiscal quarter after the election is made. Shares will be issued to directors who elect to receive stock under the program as soon as practicable after HCP pays an ordinary cash dividend to its stockholders following the quarter during which the election was made, and the number of shares to be issued will be determined by dividing (i) the amount of the fees by (ii) the average closing price of our common stock for the ten trading days immediately preceding the dividend payment date.

Our exec

The following sets forth biographical information regarding our executive officers, other than Ms. Martin, whose biographical information is set forth under the heading “Proposal No.1—Election of Directors—Director Nominees” above.

Paul F. Gallagher Executive Vice President and Chief Investment Officer Age 54

Timothy M. Schoen Executive Vice President and Chief Financial Officer Age 47

James W. Mercer Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary Age 70

Thomas M. Klaritch Executive Vice President—Medical Office Properties Age 57

Susan M. Tate Executive Vice President (Retired March 6, 2015) Age 54

Jonathan M. Bergschneider Executive Vice President—Life Science Estates Age 40

Kendall K. Young Executive Vice President—Senior Housing Age 54

Thomas D. Kirby Executive Vice President—Acquisitions and Valuations Age 68

Darren A. Kowalske Senior Vice President—Strategy and Hospitals/Post-Acute Age 54

Security

The following table sets forth certain information as of March 9, 2015 (unless otherwise indicated) regarding the beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of shares of our common stock by (1) each person known to beneficially own more than 5% of our outstanding common stock, (2) each director and nominee for election as director, (3) each of the NEOs and (4) all current directors and executive officers as a group. This table is based on Company records and information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G, or an amendment thereto, filed with the SEC.

	Shares Beneficially Owned(1)
			Number of
	Number of		Options/	Percent of
Name of Beneficial Owner	Shares(2)		RSUs(3)	Class(4)
Greater than 5% Stockholders
The Vanguard Group, Inc. and affiliates	59,908,783	(5)	—	13.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	42,680,428	(6)	—	9.3%
40 East 52nd Street
New York, NY 10022
State Street Corporation	32,262,940	(7)	—	7.0%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Capital Research Global Investors	27,133,596	(8)	—	5.9%
333 South Hope Street
Los Angeles, CA 90071
Directors
Michael D. McKee	150,500	(9)	7,500	*
Lauralee E. Martin(10)	182,169		120,672	*
Brian G. Cartwright	750		1,000	*
Christine N. Garvey	8,024	(11)	7,500	*
David B. Henry	29,896		7,500	*
James P. Hoffmann	21,214		—	*
Peter L. Rhein	25,400	(11)	7,500	*
Joseph P. Sullivan	55,220		7,500	*
Named Executive Officers
Paul F. Gallagher	134,038	(11)	235,744	*
Thomas M. Klaritch	275,161	(12)	195,979	*
James W. Mercer	38,884		50,174	*
Timothy M. Schoen	65,262	(11)	61,312	*
All current directors, director nominees, current NEOs
and other executive officers as a group (16 persons)	1,050,859		771,764	*

* Less than 1%

(1)    Except as otherwise noted and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares listed.

(2)    Includes shares of unvested restricted stock as to which the holder has sole voting but not investment power, as follows: Ms. Martin, 83,790; and other executive officers included with the named individuals as a group, 0.

(3)    For the Independent Directors and Ms. Martin, consists of shares represented by unvested RSU awards that will vest within 60 days of March 9, 2015 and, for Ms. Garvey and Messrs. McKee, Henry, Rhein and Sullivan, includes additional shares represented by unvested RSU awards that will automatically vest upon the director’s qualified retirement from HCP. For current executive officers, including Ms. Martin, consists of shares issuable upon exercise of outstanding stock options that are currently vested or will vest within 60 days following March 9, 2015.

(4)    Unless otherwise indicated, based on 461,488,950 shares outstanding at March 9, 2015. In addition, for purposes of computing the percentage of shares held by an individual, the number of shares outstanding includes (a) shares issuable within 60 days following March 9, 2015 upon exercise of outstanding stock options and (b) shares represented by unvested RSUs that will vest within 60 days of March 9, 2015 or upon the individual’s qualified retirement from HCP, but, in each case, such shares are not included in the number of shares outstanding for purposes of computing the percentage of shares held by any other person.

(5)    Share and beneficial ownership information for The Vanguard Group, Inc. (“Vanguard”) is given as of December 31, 2014, and was obtained from a Schedule 13G/A filed on February 10, 2015 with the SEC. According to the Schedule 13G/A, Vanguard has sole voting power over 1,420,628 shares, shared voting power over 372,500 shares, sole dispositive power over 58,742,227 shares and shared dispositive power over 1,166,556 shares of our common stock. The Schedule 13G/A states that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard, are the beneficial owners of 618,456 and 1,350,272 shares, respectively, as a result of serving as investment managers of collective trust accounts and of Australian investment offerings, respectively. The number of shares reported as beneficially owned by Vanguard in Vanguard’s Schedule 13G/A includes 34,058,415 shares, representing 7.4% of our outstanding common stock, that Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT Fund”) separately reported as beneficially owned in a Schedule 13G/A filed on February 6, 2015 with the SEC. According to Vanguard REIT Fund’s Schedule 13G/A, Vanguard REIT Fund has sole voting power over 34,058,415 shares and no dispositive power over any shares of our common stock.

(6)    Share and beneficial ownership information for BlackRock, Inc. (“BlackRock”) is given as of December 31, 2014, and was obtained from a Schedule 13G/A filed on January 15, 2015 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 38,623,075 shares and sole dispositive power over 42,680,428 shares of our common stock. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of our common stock, but that no one person’s interest in our common stock is more than 5% of the total outstanding common shares.

(7)    Share and beneficial ownership information for State Street Corporation (“State Street”) is given as of December 31, 2014, and was obtained from a Schedule 13G filed on February 12, 2015 with the SEC. According to the Schedule 13G, State Street has shared voting power and shared dispositive power over 32,262,940 shares of our common stock.

(8)    Share and beneficial ownership information for Capital Research Global Investors (“Capital Research”) is given as of December 31, 2014, and was obtained from the Schedule 13G filed on February 13, 2015 with the SEC. According to the Schedule 13G, Capital Research has sole voting and dispositive power over 27,133,596 shares of our common stock.

(9)    Includes 22,700 shares held in family limited liability companies.

(10)  Ms. Martin is also a NEO as President and CEO of HCP.

(11)  Consists of shares held in a family trust.

(12)  Includes 100,000 shares held in irrevocable trusts for the benefit of Mr. Klaritch’s children. Mr. Klaritch disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file with the SEC reports of initial ownership and reports of changes in ownership of our equity securities. Based on a review of the reports furnished to us, as well as the written responses to annual directors’ and officers’ questionnaires, we believe that during 2014 all of our directors and officers timely filed all reports they were required to file under Section 16(a).

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. In doing this, the Audit Committee annually considers the advisability of and potential impact of selecting a different independent public accounting firm, the qualifications of our existing independent registered public accounting firm, our audit engagement team, their quality control procedures and any issues raised by the Public Company Accounting Oversight Board’s ( PCAOB) most recent quality control review of our existing independent registered public accounting firm. Following this review, the Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to continue to serve as HCP’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

We believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2015. Although ratification is not required by our organizational documents or otherwise, the Board is submitting the selection of Deloitte to our stockholders as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.

The Audit Committee’s review described above also included the matters regarding auditor independence discussed under the heading “Audit Committee Report,” including whether the nature and extent of non-audit services would impair Deloitte’s independence. Services provided to HCP and its subsidiaries by Deloitte in fiscal years 2014 and 2013 are described under the heading “Audit and Non-Audit Fees.”

A representative of Deloitte is expected to attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

Voting Standard

Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

Board Recommendation

Audit and Non-Audit Fees

Fee Information

The following table shows information about the respective fees billed by Deloitte during or related to the fiscal years ended December 31, 2014 and 2013. Deloitte has served as HCP’s independent registered public accounting firm since March 3, 2010.

	2014	2013
	($ in thousands)	($ in thousands)
Audit Fees(1)	2,464	1,837
Audit-Related Fees(2)	702	216
Tax Fees:
Tax Compliance(3)	459	512
Tax Planning and Tax Advice(4)	1,283	1,021
All Other Fees	—	—
TOTAL	4,908	3,586

(1) Audit fees include fees and out-of-pocket expenses billed for the audit of our annual consolidated financial statements and internal control over financial reporting, the review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other SEC registration statement and consent services.

(2) Audit-related fees include fees for the separate audits of our consolidated subsidiaries and unconsolidated joint ventures.

(3) Tax compliance primarily involves the preparation or review of tax returns.

(4) Tax planning and tax advice encompass a diverse range of services, including tax advice related to acquisitions and investments, consultation regarding the impact of proposed actions/activities on REIT qualification, and consultation regarding the foreign, federal, state and local tax issues related to various transactions. In 2013, tax planning and tax advice fees also included fees related to our leadership transition.

Policy on Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee considered whether the provision of the non-audit services by Deloitte to HCP was compatible with maintaining the audit firm’s independence and concluded that Deloitte’s independence was not compromised by the provision of such services. The Audit Committee must pre-approve all audit and permitted non-audit services performed by Deloitte.

The Audit Committee has delegated its pre-approval responsibility to its Chair, provided that the Chair presents any pre-approvals related to audit and permitted non-audit services to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by Deloitte in the fiscal years ended December 31, 2014 and 2013.

Audit Committee Report

Audit Committee Report

The Audit Committee consists of four members: Ms. Garvey and Messrs. Cartwright, Hoffmann and Rhein. All the members are Independent Directors under applicable NYSE and SEC rules. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at www.hcpi.com/charters.

The Audit Committee oversees HCP’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Deloitte, HCP’s independent registered accounting firm for 2014, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the audited consolidated financial statements for the year ended December 31, 2014 and Deloitte’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte their independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2014 be included in HCP’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Audit Committee of the Board of Directors

Christine N. Garvey (Chair)

Brian G. Cartwright

James P. Hoffmann

Peter L. Rhein

Exe

A Message to Our Stockholders

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis, and based upon this review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by members of the Compensation Committee:

David B. Henry (Chair)

Brian G. Cartwright

Peter L. Rhein

Joseph P. Sullivan

compensation

This Compensation Discussion and Analysis (“CD&A”) explains our overall compensation philosophy, the implementation and evolution of our executive compensation program, and the compensation awarded to our NEOs for 2014.

This CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Compensation Philosophy

We aim to align the interests of our NEOs and stockholders through a simple, transparent and rigorous executive compensation program. While we incentivize our executives by offering a combination of performance-based and fixed compensation, giving consideration to a balanced mix of cash and equity, a significant portion of compensation is dependent upon the achievement of objective, quantitative, at-risk performance hurdles that have a substantial possibility of not being achieved. Our hurdles are evaluated across multiple metrics and performance periods. We believe this structure links compensation awarded to our executives to the achievement of the Company’s financial and strategic goals. While individual objectives play a role in compensation decisions, they are not the cornerstone of our program philosophy. This compensation philosophy motivates our talented management team, creates greater alignment with the interests of our stockholders and promotes the execution of our business strategy in a manner that focuses on the creation of long-term value. Additionally, this philosophy encourages prudent risk management and enhances retention of our executive team in a competitive marketplace for talent.

Overview of Our Revised 2015 Compensation Plan

In response to our stockholder outreach initiatives, including feedback regarding say-on-pay, we adopted a revised executive compensation program in 2015. Compared to our 2014 program, the 2015 plan is less complex and more transparent, with more rigorous objective at-risk, performance metrics.

Compensation Discussion and Analysis

Our 2015 STIP and LTIP are illustrated above to provide an overview of our revised incentive compensation plan. The award opportunities and performance hurdles under the STIP will be determined by the Compensation Committee in consultation with its independent compensation consultant at the beginning of the performance year to establish the performance goals for our eligible NEOs. The Committee’s determination is based on its independent analysis of prior year results and growth amounts as presented by management to the Board in our annual operating plan. For more information regarding the Compensation Committee’s independent compensation consultant and our compensation development process, see the sections entitled “Compensation Governance—Compensation Consultant” and “—Adoption of a Company Peer Group and Compensation Assessment” below.

The target award opportunity under the LTIP will also be established by the Compensation Committee at the beginning of the performance period in consultation with its independent compensation consultant. The Committee’s determination will be based on competitive market data, relative duties and responsibilities, the executive’s future advancement potential and his or her impact on HCP’s results. The long-term incentive awards will be granted in the form of 50% 3-year PSUs, 25% 1-year PSUs and 25% retentive RSUs with three-year annual vesting. The vesting and potential payout of the PSUs depend upon the future achievement of relative TSR hurdles compared to the companies that constitute the FTSE NAREIT Equity Health Care Index, as indicated in the LTIP chart below. No LTIP awards will be granted for performance results below the threshold hurdle.

In an effort to provide meaningful transparency to our stockholders, the aforementioned amounts will be disclosed in the proxy statement covering the performance period represented by the awards granted to each of our CEO and NEOs.

2015 STIP

Under the revised 2015 STIP, 70% of our executives’ short-term incentive compensation is determined by the achievement of quantitative Company performance hurdles established at the beginning of the applicable performance period by the Compensation Committee based on the annual operating plan presented to the Board. This objective component comprises the following metrics: 20% normalized FFO per share, 20% normalized FAD per share, 15% same store cash NOI growth and 15% investments. The Compensation Committee believes that these metrics represent four key indicators of our Company’s financial, operating and investment performance, the significance of which are outlined below. Below threshold performance with respect to any metric will result in no award amount related to that metric. The other 30% of short-term incentive compensation will be based on individual performance objectives, subject to the Compensation Committee’s evaluation and negative discretion.

Additional information regarding FFO, FAD and other non-GAAP measures is included in Appendix A to this proxy statement.

2015 LTIP

Under the revised 2015 LTIP, the significant majority of the award amounts will be based on future relative TSR performance. A portion of the awards will also be used for retentive purposes.

The long-term incentive awards are granted in the form of 50% 3-year PSUs, 25% 1-year PSUs and 25% retentive RSUs with three -year annual vesting. The vesting of the PSUs depends exclusively upon the future achievement of relative TSR compared to the constituent companies of the FTSE NAREIT Equity Health Care Index and the PSUs are subject to forfeiture for below threshold performance, as indicated below.

The following table summarizes the rationale for choosing relative TSR as the 1- and 3-year performance metric in our revised 2015 LTIP.

Our Compensation Committee included both the 1- and 3-year measures of relative TSR in our revised compensation plan to incentivize our NEOs other than Mr. Klaritch (the “eligible NEOs”) to consider multiple return periods in executing our business strategy and creating stockholder value. We emphasize the 3-year metric (50% of the LTIP award) over the 1-year metric (25% of the LTIP award) to encourage more prudent risk management and the accomplishment of longer -term objectives. However, the Committee also determined to reward performance over a 1-year period to motivate the pursuit of opportunistic growth and the efficient implementation of strategic objectives.

2014 NEO Compensation

The components of 2014 executive compensation included base salary, annual cash incentive compensation for 2014 performance and long-term equity incentive opportunities based on 2014 performance. 2014 was a strong performance year, as well as a transition year under the leadership of our CEO, Lauralee E. Martin. Despite HCP’s solid performance and successful transition, as described above under “Proxy Highlights—Performance Highlights,” the Compensation Committee was required to balance such achievements against a relative TSR that has lagged other healthcare REITs over the past one- and three-year periods. Accordingly, while our objective performance metrics exceeded the “High” level, the Compensation Committee exercised its discretion to reduce NEO compensation. This reduction was primarily the result of lagging relative TSR and the executives’ performance relative to their individual objectives, and is consistent with the objectives and philosophy of our compensation program. Additionally, 75% of the LTIP awards for the eligible NEOs remains at risk subject to forward-looking relative TSR performance criteria (i.e. criteria that have a substantial possibility of not being achieved). Mr. Klaritch’s 2014 incentive compensation is discussed separately below.

Base Salary

During 2014, we increased base salary levels for our NEOs (other than Ms. Martin) to reflect the value of their tenure and increased responsibility following the October 2013 management transition given their knowledge of the Company’s portfolio, key operators and significant relationships. Base salary levels had not been increased since 2009 for Mr. Klaritch and 2011 for Messrs. Gallagher, Schoen and Mercer.

	2013	2014	Year-over-Year
	Base Salary	Base Salary	Increase
Name	($)	($)	(%)
Lauralee E. Martin	800,000	800,000	—
Paul F. Gallagher	500,000	550,000	10
Timothy M. Schoen	500,000	550,000	10
James W. Mercer	500,000	550,000	10
Thomas M. Klaritch	350,000	375,000	7

Annual Cash Incentive Compensation

In March 2014, the Compensation Committee approved annual cash incentive performance hurdles for each of the eligible NEOs under the 2014 STIP, subject to the achievement of both Company and individualized performance criteria for the 2014 performance year. The Company performance criteria were objective quantitative metrics, which emphasized variable pay over fixed pay. Although the individual performance criteria in the STIP were mostly subjective, 30% of such performance criteria were measured against objective Company operating metrics. The individualized performance portion of the STIP award was also subject to the Compensation Committee’s negative discretion.

Determination of STIP Award Based on Company Objectives

Pursuant to the 2014 STIP, 50% of the cash incentive award for the eligible NEOs was based on the Company’s achievement of objective normalized FFO per share hurdles relative to our annual operating plan, with an additional growth target, as described in the graphic below. The table on page 33 summarizes the significance of the normalized FFO per share metric.

As shown below, we exceeded the “High” normalized FFO per share hurdle for the 2014 performance year, which resulted in 50% of the STIP award being calculated based on 2.0x base salary for our CEO and 1.5x base salary for the other eligible NEOs.

The STIP awards reflect the Company and the management team exceeding the high end of the annual operating plan and producing normalized FFO of $3.04 per share (represents FFO as adjusted per share for 2014, as presented in Appendix A, with no further adjustments), an all-time high for the Company. Our same store portfolio performed as budgeted in 2014, generating 2.3% NOI growth on a GAAP basis. Adding to the internal growth, we were able to achieve the high end of our annual operating plan by completing $1.9 billion of accretive investments. These investments included $588 million related to the creation of the $1.2 billion continuing care retirement community (“CCRC”) joint venture with Brookdale Senior Living and £395 million ($ 630 million) related to the HC-One U.K. debt investment. These investments encompassed four property sectors using a variety of investment vehicles, including triple-net leases, RIDEA, development and debt. The investments also expanded our U.K. platform to nearly $1 billion, including our first real estate equity investment, which established a new U.K. operator relationship with Maria Mallaband Care Group.

The Company achieved $0.05 per share of earnings in excess of the mid-point of our original publicly disclosed guidance issued in February 2014. These investments also have the benefit of providing additional growth in 2015 from our first full-year of ownership.

The Company was also able to achieve the high end of budget by maintaining leverage at 41.5%, slightly above our long -term target leverage of 40%. We strategically raised $1.2 billion from 10-year bonds at an attractive blended rate of 4%, reducing our financing costs by 50 basis points. Additionally, we upsized our revolving line of credit to $2 billion, improved pricing by 17.5 basis points and extended the term of such facility to 2018.

Determination of STIP Award Based on Individualized Objectives

The other 50% of the award was subject to a Section 162(m) compliant threshold normalized FFO per share hurdle representing 90% of the prior year’s normalized FFO per share, which we exceeded. Of this portion of the award, 70% of the potential award was based on an assessment of individual achievements, as described under the heading “Proxy Highlights—2014 Executive Performance.” The remaining 30% of this portion of the award was based on an assessment of objective Company operating metrics with respect to real estate investments, capital expenditure investments and non -stabilized asset management, relative to the 2014 annual operating plan, as set forth below:

In determining the amount of the cash incentive award granted with respect to the individualized performance objectives, the Compensation Committee took into consideration the executives’ individual contributions to our strong financial and operational performance in 2014, as described above, and their individual accomplishments and performance relative to their objectives for the year. The Committee also recognized that, despite our strong performance, our TSR for the 2014 performance year was below the median of other healthcare REITs. Due to our relative TSR performance in 2014 and in light of the executives’ performance relative to their individual objectives, the Committee exercised its negative discretion to significantly reduce the value of the STIP awards, as set forth in the table below, in alignment with our stockholders’ interests, and consistent with the objectives and philosophy of our compensation program.

Actual STIP Awards

The following table sets forth the CEO’s and other eligible NEOs’ annual cash incentive awards for 2014 as adjusted by the Compensation Committee.

	STIP Opportunity ($)			Actual
				Award
Name	Threshold	Target	High	($)
Lauralee E. Martin	1,600,000	2,400,000	3,200,000	2,400,000
Paul F. Gallagher	550,000	1,100,000	1,650,000	1,200,000
Timothy M. Schoen	550,000	1,100,000	1,650,000	1,350,000
James W. Mercer	550,000	1,100,000	1,650,000	1,225,000

Long-Term Incentive Compensation

The LTIP awards granted in February 2015 relate to 2014 performance, and reflect our early adoption of the revised 2015 plan. While the values of the award opportunities for our CEO and other eligible NEOs were determined in March 2014 under the 2014 LTIP, subject to the achievement of both Company and individualized performance criteria for the 2014 performance year, the ultimate amount of the awards are subject to future relative TSR performance in accordance with the revised 2015 plan. Consequently, 75% of each award may only become earned based on future relative TSR performance and is subject to forfeiture for below threshold performance.

Determination of LTIP Award Based on Company Objectives

Under the 2014 LTIP, 50% of the LTIP award for the eligible NEOs was based on the Company’s achievement of normalized FAD per share hurdles relative to our annual operating plan, with an additional growth target, as described in the graphic below. The table on page 33 summarizes the significance of the normalized FAD per share performance metric.

As shown below, we exceeded the “High” normalized FAD per share hurdle for the 2014 performance year, which resulted in 50% of the LTIP award being calculated based on 3.25x base salary for our CEO and 2.0x base salary for the other eligible NEOs.

The LTIP opportunities reflect the Company and the management team exceeding the high end of the annual operating plan and producing normalized FAD per share of $2.57 (represents FAD per share for 2014, as presented in Appendix A, with no further adjustments), an all-time high for the Company. Our same store portfolio performed as budgeted in 2014, generating 3.3% cash NOI growth, which is the sixth consecutive year of growth above 3.0%.

The Company was able to achieve the high end of its annual operating plan by completing $1.9 billion of accretive investments at a blended cash yield of 7.8%, which generated earnings growth above the same store portfolio. The Company achieved $0.07 per share of earnings in excess of the mid-point of our original publicly disclosed guidance in 2014. These investments also have the benefit of providing additional growth in 2015 from our first full year of ownership. The Company was also able to achieve the high end of its annual operating plan while maintaining financial leverage at 41.5%, slightly above our long -term target of 40%.

Determination of LTIP Award Based on Individualized Objectives

The other 50% of the LTIP opportunities were subject to a Section 162(m) compliant threshold normalized FAD hurdle representing 90% of the prior year’s normalized FAD per share, which we exceeded. Of this portion of the award, 70% of the potential award was based on an assessment of individual achievements, as described under the heading “Proxy Highlights—2014 Executive Performance.” The remaining 30% of this portion of the award was based on an assessment of objective Company operating metrics with respect to same store cash NOI, FAD dividend payout ratio and balance sheet management, relative to the 2014 annual operating plan, as set forth below:

As in the case of the STIP awards, in determining the amount of the LTIP opportunities awarded with respect to the individualized performance objectives, the Compensation Committee took into consideration the executives’ individual contributions to our strong financial and operational performance in 2014 and their individual accomplishments and performance as described under “Proxy Highlights—Performance Highlights.” The Committee also recognized that, despite our strong performance in 2014, our TSR has lagged other healthcare REITs over the past one- and three-year periods. Accordingly, as set forth in the table below, the Committee exercised its negative discretion to significantly reduce the LTIP opportunities for the NEOs in alignment with our stockholders’ long-term interests, and consistent with the objectives and philosophy of our compensation program. Ms. Martin’s LTIP award opportunity was reduced to a lesser extent based on her shorter tenure with the Company.

Actual LTIP Award Opportunities

The following table sets forth the Compensation Committee’s determination of the amount of the awards under our 2014 LTIP, which were granted in February 2015 with respect to 2014 performance, subject to the forward-looking vesting criteria described below.

	LTIP Opportunity ($)			Actual Opportunity ($)

Name	Threshold	Target	High
Lauralee E. Martin	1,600,000	3,200,000	5,200,000	4,250,000
Paul F. Gallagher	550,000	1,100,000	2,200,000	1,400,000
Timothy M. Schoen	550,000	1,100,000	2,200,000	1,250,000
James W. Mercer	550,000	1,100,000	2,200,000	1,200,000

The 2014 LTIP awards were granted 100% in the form of RSUs in response to our stockholders’ preference against stock option awards. In transition to our revised compensation plan, we early adopted the vesting criteria for the 2014 LTIP awards under the 2015 LTIP as follows (and as described in more detail under “Overview of Our 2015 Revised Compensation Program”):

   3-Year LTIP Award: 50% of the LTIP award will remain at risk and subject to forfeiture through December 31, 2017 with vesting based on our TSR for the three-year forward -looking performance period relative to the companies that constitute the FTSE NAREIT Equity Health Care Index ;

   1-Year LTIP Award: 25% of the LTIP award will remain at risk and subject to forfeiture through December 31, 2015 with vesting based on our TSR for the one-year forward -looking performance period relative to the companies that constitute the FTSE NAREIT Equity Health Care Index;

   Performance results falling below the threshold hurdle for the 1- and 3-year LTIP awards at the conclusion of the performance period will result in no awards being granted to the eligible NEOs ; and

   Retentive LTIP Award: 25% of the LTIP award will vest ratably over the next three years subject to the executive’s continued employment with the Company.

The significance of the relative TSR metric is described above on page 34. Our Compensation Committee believes, however, that a smaller portion of compensation granted in the form of the Retentive LTIP should promote the retention of our talented management team without reference to the relative performance of our peers.

The fair market value of the LTIP awards, calculated in compliance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and SEC Staff Accounting Bulletin No. 107/110, are as follows:

	3-Year LTIP	1-Year LTIP	Retentive LTIP	Total LTIP
Name	($)	($)	($)	($)
Lauralee E. Martin	2,475,849	1,144,466	1,062,541	4,682,856
Paul F. Gallagher	815,590	376,983	350,028	1,542,601
Timothy M. Schoen	728,188	336,632	312,520	1,377,340
James W. Mercer	699,053	323,164	300,064	1,322,281

Incentive Awards for Mr. Klaritch

Mr. Klaritch is eligible for performance incentive awards consistent with our compensation practices for our other business segment leaders. In early 2014, the Compensation Committee set the annual cash incentive opportunity for Mr. Klaritch at $750,000 and his long-term incentive performance opportunity at $937,500, subject to the Company’s achievement of a normalized FFO per share threshold of $1.86 and a normalized FFO per share target of $2.68 for the 2014 performance year. Mr. Klaritch was eligible to receive a pro rata award to the extent the Company’s normalized FFO per share for 2014 exceeded the threshold but did not reach the target. Mr. Klaritch’s final awards were also subject to the Committee’s negative discretion.

The Company’s actual normalized FFO per share of $3.04 (represents FFO as adjusted per share for 2014, as presented in Appendix A, with no further adjustments) exceeded the target set for Mr. Klaritch for 2014. In January 2015, the Compensation Committee assessed Mr. Klaritch’s individual performance, as described under the heading “Proxy Highlights—2014 Executive Performance,” as well as his contributions to the Company’s performance relative to its operating and strategic goals for the 2014 performance year. Based on this assessment, the Committee exercised its negative discretion to reduce Mr. Klaritch’s annual cash incentive award to $550,000 and his long-term incentive award to $800,000. Mr. Klaritch’s long-term incentive award was granted 100% in the form of RSUs that vest ratably over three years beginning on the first anniversary of the grant date.

Presentation of Compensation Based on Performance Year

The table below aligns the value of compensation with the performance year to which the compensation relates, irrespective of the grant date. Accordingly, the table presents the value of LTIP awards granted in February 2015 as long-term equity compensation for the performance year 2014, since the awards are based on services performed in 2014. Likewise, LTIP awards granted in February 2014 based on the 2013 performance year are presented as long-term equity compensation in 2013.

Our presentation differs from the Summary Compensation Table on page 41, which, as required by SEC rules, discloses the value of long-term equity awards in the year the awards are granted without consideration of the performance year to which the awards relate. For example, LTIP awards granted in February 2015 for 2014 performance will not be shown in the Summary Compensation Table until next year’s proxy statement as 2015 compensation.

The distinction between these two tables is most pronounced when evaluating the effect of one-time transition awards granted to our CEO, which are required under SEC rules to be included in the Summary Compensation Table in the year the award is granted, despite the fact that the award is unrelated to that performance year. As described below under “One-Time Leadership Transition Awards”, the Compensation Committee approved a $ 10 million one-time make-whole and inducement award to Ms. Martin in October 2013. The $6 million make-whole portion of the award was granted in 2013, while the $4 million inducement portion of the award was granted in February 2014. The inducement award was subject to the same vesting criteria as Ms. Martin’s LTIP award for the 2013 performance year, with 50% of the inducement award subject to additional forward-looking performance criteria that have a substantial possibility of not being achieved. Because the $4 million inducement award was granted in February 2014, it appears in the Summary Compensation Table as compensation for 2014. However, we do not include the one-time leadership transition awards in the table below because they are unrelated to compensation in respect of Ms. Martin’s performance for any given year.

The following information should be read in conjunction with the Summary Compensation Table on the following page, as well as the tables and narrative descriptions that follow.

				Annual Cash	Long-Term Equity		All Other	Total
	Performance	Base Salary		Incentive Award	Incentive Award		Compensation	Compensation
Name	Year	($)		($)(1)	Value ($)(2)		($)(3)	($)(4)
Lauralee E. Martin(4)	2014	800,000		2,400,000	4,682,856	(6)	32,832	7,915,688	(6)
	2013	800,000	(7)	2,200,000	5,119,114		281	8,119,395

Paul F. Gallagher	2014	550,000		1,200,000	1,542,601	(6)	10,400	3,303,001	(6)
	2013	500,000		1,350,000	1,970,855		16,800	3,837,655
	2012	500,000		1,250,000	1,750,057		10,000	3,510,057

Timothy M. Schoen	2014	550,000		1,350,000	1,377,340	(6)	10,400	3,287,740	(6)
	2013	500,000		1,150,000	1,407,794		16,800	3,074,594
	2012	500,000		1,050,000	1,200,039		10,000	2,760,039

James W. Mercer	2014	550,000		1,225,000	1,322,281	(6)	10,400	3,107,681	(6)
	2013	500,000		1,150,000	1,407,794		11,884	3,069,678
	2012	500,000		950,000	1,300,066		10,000	2,760,066

Thomas M. Klaritch	2014	375,000		550,000	800,000		10,400	1,735,400
	2013	350,000		525,000	700,036		11,884	1,586,920
	2012	350,000		500,000	625,067		10,000	1,485,067

(1)   The amounts reported in this column are the same as those amounts shown in the “Non-Equity Incentive Plan Compensation” columns, as applicable, of the Summary Compensation Table — 2014 on page 41 of this proxy statement. As described in this “Compensation Discussion and Analysis” section, each of the NEOs received an annual cash incentive award for performance in 2014 under our 2014 STIP.

(2)   The amounts reported in this column for each year reflect the fair value on the grant date of the RSU and option awards granted to our NEOs at the end of, or shortly following, the specified performance year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant date fair value of the awards that were granted in February 2015 with respect to 2014 performance are shown as compensation for performance year 2014). The amounts in this column related to the 1-Year and 3-Year LTIP awards reflect the award opportunities available to the executives assuming that the target performance hurdles are achieved.

The one-time leadership transition awards granted to Ms. Martin in 2014 and to Messrs. Gallagher, Schoen and Mercer in 2013, as described under the heading “One-Time Leadership Transition Awards,” are excluded from the above table since such awards were not based on the relevant year’s performance. These one-time awards are, however, included in the Summary Compensation Table — 2014 for the year in which they were granted. See footnote 5 to such table for more information regarding these awards.

(3)   The amounts reported in this column reflect the “All Other Compensation” amounts required to be included in the Summary Compensation Table for the relevant year under SEC rules. See footnote 3 to the Summary Compensation Table — 2014 below.

(4)   The amounts reported in this column reflect the grant date fair value of long-term equity awards, as described in footnote 2 above. The values for one-time equity awards, as described in footnote 2 above, are excluded from the table above and not reflected in this “Total Compensation” column.

(5)   Ms. Martin was appointed as HCP’s President and CEO effective October 2, 2013.

(6)   75% of the 2014 LTIP awards for the eligible NEOs are at -risk subject to the Company’s future relative TSR performance.

(7)   Ms. Martin's base salary for 2013 in the table above is annualized for year-over-year comparative purposes. The actual amount paid to her for service from October 2, 2013 through December 31, 2013 was $196,970, which amount is included for 2013 in Column (c) of the Summary Compensation Table on the following page.

Executive Compensation Tables

Summary Compensation Table — 2014

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2014, as required by SEC rules. The primary elements of each NEO’s total compensation for 2014 reported in the table are base salary, a cash incentive award and long-term equity incentives consisting of nonqualified stock options, RSUs and PSUs. NEOs also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The following table presents information regarding the compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (our “Named Executive Officers” or “NEOs”), during 2014, 2013 and 2012, as defined under applicable SEC rules.

The Summary Compensation Table below includes as compensation in 2014 Ms. Martin’s one-time $4 million inducement award in connection with our October 2013 leadership transition, which was approved in October 2013 and granted in February 2014. We do not consider the one-time inducement award as compensation relating to Ms. Martin’s performance for any given year.  Accordingly, we do not include the inducement award in our Presentation of Compensation Based on Performance Year table on the previous page. For more information regarding the inducement award, see “One-Time Leadership Transition Awards” below.

									Change in
									Pension Value
									and
								Non-Equity	Nonqualified
								Incentive	Deferred
Name and				Stock		Option		Plan	Compensation	All Other
Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Position(s)	Year	($)	($)(1)	($)(2)		($)(2)		($)(1)	($)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
Lauralee E. Martin(4)	2014	800,000	—	8,539,471	(5)	675,005	(5)	2,400,000	—	32,832	12,447,318	(5)
President and	2013	196,970	—	6,000,010	(5)	—		2,200,000	—	281	8,397,261	(5)
Chief Executive Officer

Paul F. Gallagher	2014	550,000	—	1,826,485		144,370		1,200,000	—	10,400	3,731,255
Executive Vice	2013	500,000	—	2,508,566	(5)	262,506		1,350,000	—	16,800	4,637,872	(5)
President and Chief	2012	500,000	—	2,146,292		378,752		1,250,000	—	10,000	4,285,044
Investment Officer

Timothy M. Schoen	2014	550,000	—	1,304,670		103,124		1,350,000	—	10,400	3,318,194
Executive Vice	2013	500,000	—	2,041,055	(5)	179,998		1,150,000	—	16,800	3,887,853	(5)
President and	2012	500,000	—	849,956		150,004		1,050,000	—	10,000	2,559,960
Chief Financial Officer

James W. Mercer(6)	2014	550,000		1,304,670		103,124		1,225,000	—	10,400	3,193,194
Executive Vice	2013	500,000	—	2,095,227	(5)	195,006		1,150,000	—	11,884	3,952,117	(5)
President, Chief	2012	500,000	—	743,690		131,263		950,000	—	10,000	2,334,953
Administrative Officer,
General Counsel
and Corporate
Secretary

Thomas M. Klaritch	2014	375,000	—	595,031		105,005		550,000	—	10,400	1,635,436
Executive Vice	2013	350,000	—	531,322		93,745		525,000	—	11,884	1,511,951
President–Medical	2012	350,000	—	467,534		82,496		500,000	—	10,000	1,410,030
Office Properties

(1)

As described in the “Compensation Discussion and Analysis” section, each of the NEOs received an annual cash incentive award for 2014 under our 2014 STIP in the amount reported in Column (g) of the table above.

(2)

The amounts reported in Columns (e) and (f) of the table above for each fiscal year reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our NEOs during the fiscal year. (These grant date fair values include, in each case and as applicable, both annual equity awards and any onetime equity awards, such awards in connection with a new hire or promotion or the leadership transition awards described in footnote (5) below. For the grant date fair value of each stock award or option award granted by HCP to a NEO in 2014, see the Grants of Plan-Based Awards During 2014 table.) These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s consolidated financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), see the discussion of stock awards and option awards contained in Note 16 —Compensation Plans to HCP’s Consolidated Financial Statements, included as part of HCP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC. Column (e) reflects the probable outcome of the performance conditions of the PSUs granted to the eligible NEOs. Assuming achievement of the highest level of performance, the grant date value of the PSUs are as follows: Ms. Martin, $9,428,810 (of which $4,190,610 relates to the one-time leadership transition awards); Mr. Gallagher, $2,016,752; and Messrs. Schoen and Mercer, each $1,440,479.

(3)

The 2014 amounts reported in Column (i) of the table above consist of the items set forth in the table below. “Commuting Fees” and “Tax Consulting Fees” for Ms. Martin includes fees reimbursed by HCP pursuant to her employment agreement.

	401(k) Matching	Commuting	Tax Consulting
	Contribution	Fees	Fees	Total
Name	($)	($)	($)	($)
Lauralee E. Martin	10,400	16,742	5,690	32,832
Paul F. Gallagher	10,400	—	—	10,400
Timothy M. Schoen	10,400	—	—	10,400
James W. Mercer	10,400	—	—	10,400
Thomas M. Klaritch	10,400	—	—	10,400

(4)	Ms. Martin was appointed as HCP’s President and CEO effective October 2, 2013.
(5)

Includes one-time awards in connection with the October 2013 leadership transition to Ms. Martin with a grant date fair value of $4,095,362 in 2014 in the form of PSUs, RSUs and stock options and $6,000,010 in 2013 in the form of restricted stock; and to Messrs. Gallagher, Schoen and Mercer with a grant date fair value of $1,021,014, $1,021,014 and $990,167, respectively, in 2013 in the form of RSUs. The Compensation Committee does not regard these inducement and retention awards as compensation for services performed in any given year. For more information regarding these leadership transition awards, see the section titled “One-Time Leadership Transition Awards.”

(6)	Mr. Mercer was appointed as HCP’s Executive Vice President, General Counsel and Corporate Secretary effective July 1, 2011 and as Chief Administrative Officer effective January 30, 2014.

One-Time Leadership Transition Awards

As previously disclosed in our 2014 proxy statement, in connection with our October 2013 leadership transition, the Compensation Committee granted a one-time inducement and make-whole equity award of $10 million to Ms. Martin with the intent to make up for the lost financial value she incurred and equity compensation she forfeited in leaving her former executive position at Jones Lang LaSalle Incorporated. Sixty percent of the award was granted in 2013 in the form of shares of restricted stock that vest quarterly through September 30, 2016. These shares are subject to a transfer restriction until December 31, 2020, except in the case of Ms. Martin’s (1) death or disability, in which case the transfer restriction will lapse, or (2) termination by the Company without “cause” (as defined in her employment agreement) or by Ms. Martin with “good reason” (as defined in her employment agreement), in which case the transfer restriction will lapse on the later of two years after the termination or December 31, 2018. The remaining 40% of the award is subject to the same vesting schedule as the Company’s LTIP awards granted in 2014, with 50% of this portion of the award at risk subject to the achievement of additional performance criteria through December 31, 2016. Accordingly, the ultimate value of Ms. Martin’s inducement and make-whole award is tied directly to future Company performance.

Employment Agreements — Base Salary and Cash Incentive Awards

HCP has entered into an employment agreement with each of Ms. Martin and Messrs. Gallagher, Schoen and Mercer only.

Lauralee E. Martin

HCP entered into an employment agreement with Ms. Martin on October 2, 2013, which was amended by the Amended 2013 Restricted Stock Award Agreement with Ms. Martin, dated December 20, 2013 (the “Make-Whole Award Agreement”). The term of Ms. Martin’s agreement is three years. The agreement provides that Ms. Martin will receive an annual base salary of $800,000, subject to annual review. She will also be eligible for an annual cash incentive award with a target amount of $2,200,000 during the term of the agreement. The actual amount of the annual cash incentive award will be determined by the Compensation Committee, taking into account the performance of HCP and Ms. Martin for the particular year.

Ms. Martin will be eligible for annual equity awards during the term in such forms and amounts determined by the Compensation Committee in its discretion. Such awards will be subject to time-based and performance-based vesting as determined by the Compensation Committee. In making its determination with respect to base salary and cash incentive award levels, the Committee considers the factors discussed under the heading “2014 Executive Performance” in the “Proxy Highlights” section. Provisions of the agreement relating to post-termination benefits are discussed under the applicable sections of this proxy statement.

Paul F. Gallagher, Timothy M. Schoen and James W. Mercer

HCP entered into employment agreements with Messrs. Gallagher and Schoen on January 26, 2012 and with Mr. Mercer on April 5, 2013, all three of which were amended on April 5, 2013 and in October 2013. Each employment agreement provides for the executive to receive an initial base salary of $500,000, which may subsequently be increased by HCP (but not reduced), and an annual cash incentive award based on Company and individual performance criteria as determined by the Compensation Committee. In making its determination with respect to base salary and cash incentive award levels, the Committee considers the factors discussed under the heading “2014 Executive Performance” in the “Proxy Highlights” section. Each executive is also entitled to participate in HCP’s benefit plans made available generally to HCP’s senior executives and reimbursement of business expenses. Provisions of the employment agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this proxy statement.

Grants of Plan-Based Awards During 2014

The following table presents information regarding the incentive awards granted to the NEOs during 2014.

		Estimated Future Payments			Estimated Future Payments			All Other		All Other
		Under Non-Equity Incentive			Under Equity Incentive			Stock		Options			Grant Date
		Plan Awards			Plan Awards			Awards:		Awards:		Exercise or	Fair Value
								Number of		Number of		Base Price	of Stock
								Shares of		Securities		of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or		Underlying		Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)		Options (#)		($/Sh)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)
Lauralee E. Martin	—	800,000	2,200,000	3,200,000	—	—	—	—		—		—	—
	2/3/14	—	—	—	—	—	—	—		98,685		38.83	375,003
	2/3/14	—	—	—	—	—	—	—		78,948	(2)	38.83	300,002	(2)
	2/3/14	—	—	—	32,192	64,383	128,766	—		—		—	2,619,100
	2/3/14	—	—	—	25,754	51,507	103,014	—		—		—	2,095,305	(2)
	2/3/14	—	—	—	—	—	—	54,726		—		—	2,125,011
	2/3/14	—	—	—	—	—	—	43,782	(2)	—		—	1,700,055	(2)
Paul F. Gallagher	—	275,000	550,000	1,650,000	—	—	—	—		—		—	—
	2/3/14	—	—	—	12,394	24,788	49,576	—		—		—	1,008,376
	2/3/14	—	—	—	—	—	—	—		37,992		38.83	144,370
	2/3/14	—	—	—	—	—	—	21,069		—		—	818,109
Timothy M. Schoen	—	275,000	550,000	1,650,000	—	—	—	—		—		—	—
	2/3/14	—	—	—	8,853	17,705	35,410	—		—		—	720,239
	2/3/14	—	—	—	—	—	—	—		27,138		38.83	103,124
	2/3/14	—	—	—	—	—	—	15,051		—		—	584,430
James W. Mercer	—	275,000	550,000	1,650,000	—	—	—	—		—		—	—
	2/3/14	—	—	—	8,853	17,705	35,410	—		—		—	720,239
	2/3/14	—	—	—	—	—	—	—		27,138		38.83	103,124
	2/3/14	—	—	—	—	—	—	15,051		—		—	584,430
Thomas M. Klaritch	—	187,500	375,000	1,125,000	—	—	—	—		—		—	—
	2/3/14	—	—	—	—	—	—	—		27,633		38.83	105,005
	2/3/14	—	—	—	—	—	—	15,324		—		—	595,031

(1)        The amounts reported in Column (l) of the table reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), see footnote (2) to the Summary Compensation Table above.

(2)        Reflects one-time awards in connection with the October 2013 leadership transition.

Description of Plan-Based Awards

2006 Plan and 2014 Plan

All 2014 equity awards and Mr. Klaritch’s 2014 non-equity incentive award reported in the above table were granted under, and are subject to, the terms of our stockholder-approved 2006 Plan, and all other 2014 cash awards reported in the above table were granted under, and subject to, the 2014 STIP, adopted under the 2014 Plan, approved by our stockholders on May 1, 2014. The 2006 Plan and the 2014 Plan are administered by the Compensation Committee, which has the authority to interpret the plans’ provisions and make all required determinations under the plans. The 2006 Plan and 2014 Plan include provisions for incentive award features that are designed to qualify as deductible performance-based compensation under Section 162(m) of the Code.

Non-Equity Incentive Plan Awards

Our NEOs’ 2014 non-equity incentive awards reported in the above table are described under the heading “2014 NEO Compensation — Annual Cash Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Equity Incentive Awards

Restricted Stock Units

The Grants of Plan-Based Awards During 2014 table above reports awards of performance-based LTIP awards, comprised of the Annual LTIP RSUs and the 3-Year LTIP PSUs granted to our eligible NEOs in 2014 in connection with the 2013 performance year. Each RSU and PSU represents a contractual right to receive one share of our common stock if the applicable performance-based and time-based vesting requirements are satisfied. The Grants of Plan-Based Awards During 2014 table also reflects the one-time leadership transition awards granted to Ms. Martin in 2014, which are subject to the same vesting schedule as her 2014 awards based on 2013 performance.

Annual LTIP RSUs

The RSUs granted in respect of the Annual LTIP vest on the following schedule: one-third vested on the grant date (subject to a one-year transfer restriction), and the balance vests in two annual installments on the first and second anniversaries of the grant date. With respect to the Annual LTIP RSUs, if the NEO’s employment terminates due to death, disability or a qualified retirement, the RSUs will become fully vested. In the event of the CEO’s termination for good reason or by HCP without cause, the RSUs will also vest in full. In the event of an eligible NEO’s termination (other than the CEO) for good reason or by HCP without cause, the units that are scheduled to vest within two years following termination will vest in full. The administrator has discretion to determine the treatment of the Annual LTIP Units in the event of a change in control.

3-Year LTIP PSUs

The PSUs granted in respect of the 3-Year LTIP cliff vest subject to the achievement of performance criteria (based on forward-looking relative TSR and Net Debt to Adjusted Pro Forma EBITDA) over a performance period from January 1, 2014 through December 31, 2016. Subject to the CEO’s employment agreement, if the CEO’s employment terminates due to death or disability, if HCP terminates the CEO without cause or the CEO terminates her employment for good reason, the 3-Year LTIP PSUs will vest in full based on the target amount. In the event of a qualified retirement the CEO would receive a pro rata portion of the units earned. Subject to the other eligible NEO s employment agreements, if a NEO’s employment terminates due to death, disability or a qualified retirement, the PSUs will remain outstanding during the performance period and the NEO will receive a pro rata portion of the units earned. Also subject to the NEO s other eligible employment agreements, if a NEO’s employment is terminated by HCP without cause or by the officer for good reason, the PSUs will remain outstanding and the officer will be credited with two years of continued service for purposes of applying any time-based vesting requirements. Thus, the PSUs will pay out based on actual performance if termination is less than two years prior to the end of the performance period, or will terminate immediately if termination is more than two years prior to the end of the performance period.

For both the CEO and other eligible NEOs, if there is a change in control of HCP, the performance period for the 3-Year LTIP PSUs will be shortened and performance will be determined based on such shortened period.

Mr. Klaritch’s Awards

Mr. Klaritch’s RSU awards vest ratably over three years beginning on the first anniversary of the grant date. Under his award agreement, if his employment terminates due to death, disability or a qualified retirement, the RSUs will become fully vested. If Mr. Klaritch’s employment is terminated for any other reason, the RSUs will terminate to the extent such units have not become fully vested.

Other Terms

Vested RSUs and PSUs are payable in an equal number of shares of our common stock. Payment will generally be made as the units become vested although the NEO may elect to have the units paid on a deferred basis. The NEO does not have the right to vote or dispose of the units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends paid by HCP during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Such payments are made concurrently with the related dividends paid to our stockholders. However, dividend equivalents that would otherwise be paid during the applicable performance period with respect to the 3-Year LTIP awards will instead accrue and be paid at the end of the performance period based on the number of units actually earned if the related performance goals for the award are satisfied, or in certain cases for the CEO, as described above, will be paid upon termination based on the target amount of PSUs.

Options

Each option reported in Column (j) of the Grants of Plan-Based Awards During 2014 table above was granted in 2014 in connection with either the 2013 performance year or the one-time leadership transition awards with a per share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with our 2006 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. As in prior years, the options granted to NEOs during 2014 do not include any dividend rights.

Vesting and Acceleration

Each option granted to our eligible NEOs in 2014 is subject to a three-year vesting schedule, with one third of the option vesting on the grant date, and the remainder vesting on each of the first and second anniversaries of the grant date. Mr. Klaritch’s options are subject to a three-year vesting schedule, with one-third of the options vesting on each of the first, second and third anniversaries of the grant date. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the NEO’s employment. If a NEO’s employment is terminated as a result of the officer’s death, disability or qualified retirement, the option will immediately vest and become exercisable.

Pursuant to her employment agreement, if the CEO’s employment is terminated by HCP for cause or by the CEO for good reason, her options will immediately vest and become exercisable. Pursuant to their employment agreements, if the other eligible NEOs’ employment is terminated by HCP for cause or by the NEO for good reason, options that are scheduled to vest within two years will vest in full and become exercisable; any remaining unvested options will terminate immediately. All options will terminate immediately upon a NEO’s termination for cause.

Exercise Period

Unless earlier terminated as described below, options expire on the ten-year anniversary of the award date.

Upon a termination other than for cause, the NEO will typically have eight months to exercise the vested portion of the option. This period is reduced to three months following a voluntary termination of the officer’s employment (other than upon a qualified retirement, or, other than for Mr. Klaritch, a termination for good reason). This period is extended to two years if the CEO terminates her employment for good reason or HCP terminates her employment without cause, and three years if a NEO’s termination was a result of his or her death, disability or qualified retirement (with a possible extension if the NEO dies or becomes disabled during the three-year period following retirement).

Outstanding Equity Awards at December 31, 2014

The following table presents information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2014, including the vesting dates for the portions of these awards that had not vested as of that date.

										Equity
										Incentive		Equity
										Plan		Incentive
										Awards:		Plan Awards:
										Number of		Market
										Unearned		or Payout
										Shares,		Value of
							Number		Market	Units or		Unearned
		Number of	Number of				of Shares		Value of	Other		Shares,
		Securities	Securities				or Units		Shares or	Rights		Units or
		Underlying	Underlying				of Stock		Units of	That		Other
		Unexercised	Unexercised		Option		That		Stock That	Have		Rights
	Award	Options	Options		Exercise	Option	Have Not		Have Not	Not		Have Not
	Grant	(#)	(#)		Price	Expiration	Vested		Vested	Vested		Vested
Name	Date	Exercisable	Unexercisable		($)	Date	(#)		($)(1)	(#)		($)(1)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)
Lauralee E. Martin(2)	2/3/14	32,895	65,790	(3)	38.83	2/3/24	36,484	(3)	1,606,391	—		—
	2/3/14	26,316	52,632	(3)(4)	38.83	2/3/24	29,188	(3)(4)	1,285,148	—		—
	2/3/14	—	—		—	—	—		—	64,383	(5)	2,834,78 3
	2/3/14	—	—		—	—	—		—	51,507	(4)(5)	2,267,853
	10/2/13	—	—		—	—	83,790	(4)(6)	3,689,274	—		—
Paul F. Gallagher	2/3/14	12,664	25,328	(3)	38.83	2/3/24	14,046	(3)	618,445	—		—
	2/3/14	—	—		—	—	—		—	24,788	(5)	1,091,416
	10/10/13	—	—		—	—	12,491	(4)(7)	549,979	—		—
	1/28/13	11,142	33,426	(8)	46.92	1/28/23	23,778	(8)	1,046,945	—		—
	1/30/12	29,870	29,870	(9)	41.64	1/30/22	25,772	(9)	1,134,741	—		—
	5/30/11	—	—		—	—	8,396	(10)	369,676	—		—
	1/27/11	20,938	20,938	(11)	36.96	1/27/21	13,528	(11)	595,638	—		—
	1/29/10	22,050	22,050	(12)	28.35	1/29/20	9,383	(12)	413,133	—		—
	1/30/09	57,351	—		23.34	1/30/19	—		—	—		—
Timothy M. Schoen	2/3/14	9,046	18,092	(3)	38.83	2/3/24	10,034	(3)	441,797	—		—
	2/3/14	—	—		—	—	—		—	17,705	(5)	779,551
	10/ 10/13	—	—		—	—	12,491	(4)(7)	549,979	—		—
	1/28/13	7,640	22,920	(8)	46.92	1/28/23	16,305	(8)	717,909	—		—
	1/30/12	5,915	11,830	(9)	41.64	1/30/22	10,206	(9)	449,370	—		—
	5/30/11	—	—		—	—	3,358	(10)	147,853	—		—
	1/27/11	5,444	5,444	(11)	36.96	1/27/21	3,518	(11)	154,898	—		—
	1/29/10	—	5,222	(12)	28.35	1/29/20	2,222	(12)	97,835	—		—
James W. Mercer	2/3/14	9,046	18,092	(3)	38.83	2/3/24	10,034	(3)	441,797	—		—
	2/3/14	—	—		—	—	—		—	17,705	(5)	779,551
	1/28/13	8,277	24,831	(8)	46.92	1/28/23	17,664	(8)	777,746	—		—
	11/6/13	—	—		—	—	12,087	(4)(13)	532,191	—		—
	1/30/12	10,352	10,352	(9)	41.64	1/30/22	8,930	(9)	393,188	—		—
Thomas M. Klaritch	2/3/14	—	27,633	(14)	38.83	2/3/24	15,324	(14)	674,716	—		—
	1/28/13	3,979	11,937	(8)	46.92	1/28/23	8,493	(8)	373,947	—		—
	1/30/12	6,506	6,506	(9)	41.64	1/30/22	5,614	(9)	247,184	—		—
	1/27/11	16,332	5,444	(11)	36.96	1/27/21	3,518	(11)	154,898	—		—
	1/29/10	24,372	6,093	(12)	28.35	1/29/20	2,593	(12)	114,170	—		—
	1/30/09	71,810	—		23.34	1/30/19	—		—	—		—
	1/25/08	45,000	—		31.95	1/25/18	—		—	—		—

(1)        The dollar amounts shown in Column (h) and Column (j) are determined by multiplying the number of shares or units reported in Column (g) or Column (i) respectively by $44.03 (the closing price of our common stock on the last trading day of fiscal year 2014).

(2)        Outstanding equity awards for Ms. Martin do not include outstanding RSU awards granted in connection with her service as an Independent Director prior to her election as President and CEO, as follows (the market value of unvested units is calculated in the manner described in footnote (1) immediately above):

	Number of Units	Market Value of Units
	That Have Not	That Have Not
Award Grant Date	Vested (#)	Vested ($)

4/28/11	750	33,023
4/26/12	1,500	66,045
4/25/13	2,250	99,068

(3)   The unvested portions of these awards are scheduled to vest in two installments on February 3, 2015 and February 3, 2016.

(4)   Reflects one-time awards in connection with the October 2013 leadership transition.

(5)   Subject to the satisfaction of applicable performance criteria, the unvested portions of these awards are scheduled to vest upon certification of the performance results by the Compensation Committee following the performance period ending December 31, 2016. The number of shares reported is based on the achievement of target performance goals.

(6)   The unvested portions of these awards are scheduled to vest in seven quarterly installments beginning on March 31, 2015.

(7)   The unvested portion of this award is scheduled to vest on October 3, 2015.

(8)   The unvested portions of these awards are scheduled to vest in three installments on January 28, 2015, January 28, 2016 and January 28, 2017.

(9)   The unvested portions of these awards are scheduled to vest in two installments on January 30, 2015 and January 30, 2016.

(10)   The unvested portion of these awards is scheduled to vest on May 30, 2015.

(11)   The unvested portion of these awards is scheduled to vest on January 27, 2015.

(12)   The unvested portion of these awards is scheduled to vest on January 29, 2015.

(13)   The unvested portion of this award is scheduled to vest on October 31, 2015.

(14)   The unvested portions of these awards are scheduled to vest in three installments on February 2, 2015, February 2, 2016 and February 2, 2017.

Option Exercises and Stock Vested During 2014

The following table presents information regarding the exercise of stock options by NEOs during 2014 and the vesting of other stock awards during 2014 that were previously granted to the NEOs.

	Option Awards			Stock Awards

	Number of Shares			Number of Shares
	Acquired on	Value Realized		Acquired on		Value Realized
	Exercise	on Exercise		Vesting		on Vesting
Name	(#)	($)	(1)	(#)		($)	(1)
(a)	(b)	(c)		(d)		(e)

Lauralee E. Martin	—	—		83,719	(2)	3,362,686	(2)

Paul F. Gallagher	—	—		82,264		3,230,627

Timothy M. Schoen	16,152	274,83 3		39,581		1,558,466

James W. Mercer	—	—		34,208		1,403,046

Thomas M. Klaritch	2,925	31,564		15,094		586,043

(1)   The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of HCP common stock to which the exercise of the option related, by (ii) the difference between the per share sales price of the HCP common stock received by the NEO and the exercise price of the options. Except as otherwise provided in footnote (2) below, the dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per share closing price of HCP common stock on the trading day prior to the vesting date. In each case, the values reported in the table above do not represent the actual cash value realized by the named individual upon the exercise of stock options or the vesting of shares to the extent such individual did not immediately sell the shares upon exercise or vesting, as applicable.

(2)   For Ms. Martin, the amounts reported in Columns (d) and (e) above include 3,000 RSUs that vested in connection with her service as an Independent Director prior to her election as President and CEO, with a value realized upon vesting of $122,430.

Non-Qualified Deferred Compensation During 2014

No NEO deferred compensation during 2014 or had a deferred compensation balance at the end of 2014.

Potential Payments Upon a Termination or Change in Control

The following section describes the benefits that may become payable to the current NEOs in connection with a termination of their employment with HCP and/or a change in control of HCP. This section should be read in conjunction with the section above titled “Description of Plan-Based Awards—Equity Incentive Awards,” which describes the treatment of outstanding equity-based awards held by our NEOs upon a termination or change in control of HCP

Employment Agreements

Lauralee E. Martin

Severance Benefits —Termination of Employment

The employment agreement with Ms. Martin, which was entered into in October 2013 and amended in December 2013 by the Make-Whole Award Agreement (described under the heading “Employment Agreements—Base Salary and Cash Incentive Awards”), provides for severance benefits to be paid to her in connection with a termination of her employment with HCP during the employment term. If HCP terminates Ms. Martin’s employment without “cause,” if Ms. Martin’s employment is terminated by reason of her death or “disability,” or if Ms. Martin terminates her employment for “good reason” (as each indicated term is defined in her employment agreement) during the term, she will be entitled to: (1) salary continuation in an amount equal to the greater of (a) two times the sum of her annual base salary and her target cash incentive award and (b) her base salary and target cash incentive award for the remainder of the term, payable in 24 monthly installments; (2) full acceleration of vesting of any then-outstanding equity awards, with any performance-based awards to vest in full based upon the target number of shares; (3) two years to exercise outstanding stock options in the case of a termination by HCP without cause or by Ms. Martin for good reason, or three years in the case of a termination by reason of death or disability (not to extend beyond the original expiration date); and (4) reimbursement of COBRA premiums for 24 months. Pursuant to the Make-Whole Award Agreement, if Ms. Martin’s employment is terminated by reason of her qualified retirement, any portion of the unvested restricted stock award will become vested.

Ms. Martin’s right to receive the severance benefits described above is contingent on Ms. Martin providing a general release of claims in favor of HCP and complying with certain non-solicitation and other restrictive covenants set forth in the employment agreement. In the event Ms. Martin becomes entitled to severance benefits under the Amended and Restated Change in Control Severance Plan (the “CIC Plan”) described below, she would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under her employment agreement.

Restrictive Covenants

Pursuant to Ms. Martin’s employment agreement, she has agreed not to disclose any confidential information of HCP at any time during or after her employment with HCP. In addition, Ms. Martin has agreed to a non-compete provision during the period of her employment with HCP, and to the extent permitted by applicable law, during the period she is to receive any severance amounts. She has further agreed that, during the period of her employment with HCP, and for a period of one year following a termination of her employment with HCP, she will not solicit HCP’s employees or customers or materially interfere with any of HCP’s business relationships.

Paul F. Gallagher, Timothy M. Schoen and James W. Mercer

The employment agreements with Messrs. Gallagher, Schoen and Mercer (described under the heading “Employment Agreements — Base Salary and Cash Incentive Awards”) provide for certain benefits to be paid to the executives in connection with a termination of their employment with HCP during the employment term either by HCP other than for “cause” or by the executive with “good reason” (as those terms are defined in the employment agreements). If the executive’s employment with HCP is terminated under such circumstances, the executive will be entitled to: (1) a lump sum cash payment equal to two times the sum of (a) his base salary at the annualized rate in effect on his termination date and (b) the greater of his annual cash incentive award for HCP’s last fiscal year for which the Compensation Committee has determined cash incentive awards for HCP’s executives generally prior to the termination date (the “last cash incentive year”) or the average of his annual cash incentive awards for HCP’s last three fiscal years ending with the last cash incentive year, and (2) accelerated vesting of any portion of the executive’s then-outstanding equity awards, including the one-time retention award of $ 1 million of RSUs granted in connection with the October 2013 leadership transition, that are scheduled to vest to within two years following the termination date, except that performance-based awards will be held open until the end of the relevant performance period and, as to any portion of the award eligible to vest based on the level of performance achieved, the executive will be credited with two additional years of service after the termination date for purposes of applying any time-based vesting requirements applicable to the award.

Additionally, if the executive’s employment is terminated other than by HCP for cause or by the executive for good reason, the executive will be entitled to reimbursement of COBRA premiums for 24 months.

The executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of HCP and complying with certain non-solicitation and other restrictive covenants set forth in the executive’s employment agreement. In the event Messrs. Gallagher, Schoen or Mercer becomes entitled to severance benefits under the CIC Plan described below, the executive would be entitled to receive the benefits provided under the CIC Plan and not the benefits provided under his employment agreement.

Change in Control Severance Plan

Our CIC Plan was amended on March 13, 2014 to eliminate the gross-up for any excise taxes imposed under Section 280G of the Code on the benefits payable to participants in connection with a change in control. All of our current officers are participants in the CIC Plan and therefore, none is entitled to such tax gross-ups.

Other features of the CIC Plan, as described more fully below, include:

•          “Double trigger,” meaning that officers are entitled to severance payments under the CIC Plan only in the event of a qualifying termination of employment within two years of a change in control;

•          “Severance multiplier” of two for all officers (other than Ms. Martin, whose severance multiplier is three); and

•          Payments (or benefits) payable to a participant under the CIC Plan will either be reduced to avoid Section 280G excise taxes or be paid in full (with the participant paying any such excise taxes), whichever option places the participant in the best after-tax position.

Our CIC Plan was adopted in 2007 and amended, as described above, on March 13, 2014. In the event a participant would be entitled to severance under the CIC Plan and an employment agreement, the CIC Plan provides that such participant will only receive severance under the CIC Plan. Under the CIC Plan, if a change in control of HCP occurs during the term of the CIC Plan and a participant’s employment with HCP is terminated by HCP without cause or by the participant for good reason within the two year period following the change in control, the participant will generally be entitled to receive the following benefits: (1) a cash lump sum payment equal to the participant’s severance multiplier times the sum of (a) the participant’s base salary plus (b) the greater of one-third of the participant’s base salary or the participant’s average annual cash incentive award for the preceding three years (based only on complete fiscal years in which the participant was employed); (2) a lump sum cash payment equal to the expected cost of premiums for medical coverage pursuant to COBRA for the number of years represented by the severance multiplier ; (3) if not then fully vested, full vesting in the participant’s benefits under HCP’s non-qualified retirement plans plus a lump sum cash payment equal to the participant’s then unvested benefits under HCP’s 401(k) plan; and (4) a lump sum cash payment equal to the participant’s pro-rated annual cash incentive award amount for the year of termination (with the “annual cash incentive award amount” being determined as described in clause (1)(b) above). For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Plan.

In addition, the participant’s equity-based awards (other than performance-based awards), to the extent then outstanding and not otherwise vested, will generally become fully vested, and the participant’s outstanding stock options will generally remain exercisable for one year after the date of termination of the participant’s employment (but in no event later than the expiration date of the option). The participant’s equity-based awards that are then outstanding and subject to performance-based vesting requirements will continue in accordance with their terms with respect to the performance requirements, although such awards will become fully vested with respect to any time-based vesting requirements.

A participant’s right to receive benefits under the CIC Plan is subject to the execution of a release of claims in favor of HCP upon the termination of the participant’s employment. Participants are also subject to confidentiality, non-solicitation and non-competition restrictive covenants under the CIC Plan.

Estimated Severance and Change in Control Benefits

Severance Benefits

The following chart presents HCP’s estimate of the amount of the benefits to which the currently employed NEOs would have been entitled had their employment terminated under the indicated circumstances pursuant to the terms of their respective employment agreements, as applicable (other than in connection with a change in control of HCP), on December 31, 2014. The chart assumes that the executive would not be entitled to receive the benefits provided under the CIC Plan in connection with such a termination of the executive’s employment.

	Termination by HCP Without Cause				Termination due to Executive’s
	or by Executive for Good Reason				Death or Disability

		Continuation				Continuation
	Cash	of Health/Life	Equity		Cash	of Health	Equity
	Severance	Benefits	Acceleration	Total	Severance	Benefits	Acceleration	Total
Name	($)	($)	($)(1)	($)	($)	($)	($)(1)	($)

Lauralee E. Martin	6,000,000	37,612	12,497,378	18,534,990	6,000,000	37,612	12,497,378	18,534,990

Paul F. Gallagher	3,800,000	57,664	5,144,267	9,001,931	—	—	4,719,828	4,719,828

Timothy M. Schoen	3,400,000	57,664	2,605,343	6,063,007	—	—	2,302,184	2,302,184

James W. Mercer	3,400,000	57,664	2,327,599	5,785,263	—	—	2,024,441	2,024,441

Thomas M. Klaritch	—	—	—	—	—	—	1,858,183	1,858,183

(1)       These columns report the intrinsic value of the unvested portions of the executive’s equity awards that would accelerate in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $44.03 (the closing price of our common stock on the last trading day of the 2014 fiscal year) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock and RSU awards, this value is calculated by multiplying $44.03 by the number of shares or units subject to the accelerated portion of the award. We have included the value related to accelerated vesting of awards in the table above assuming the performance-based vesting requirements were satisfied at target levels.

Change in Control Severance Benefits

The following chart presents HCP’s estimate of the amount of the benefits to which each of the currently employed NEOs would have been entitled had a change in control of HCP occurred on December 31, 2014 (and, as applicable, the executive’s employment with HCP had terminated under the circumstances described above on such date).

		Continuation of
	Cash	Health/Life	Equity	401 (k)	Excise Tax
	Severance	Benefits	Acceleration	Acceleration	Reduction	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Lauralee E. Martin	9,000,000	63,000	12,497,378	—	—	21,560,378

Paul F. Gallagher	3,483,333	61,000	6,516,844	—	—	10,061,177

Timothy M. Schoen	3,047,500	61,000	3,581,913	—	—	6,690,413

James W. Mercer	3,200,000	61,000	3,043,292	35,534	-1,075,404	5,264,422

Thomas M. Klaritch	1,733,333	61,000	1,858,183	—		3,652,516

(1)   As described above under the heading “Change in Control Severance Plan” and as quantified in this column, the CIC Plan provides for a cash severance payment in the event of a qualifying termination of employment. Additionally, the CIC Plan provides for the payment of a pro-rated annual cash incentive amount for the year of termination, which, assuming a termination on December 31, 2014, would have resulted in the following awards: Ms. Martin, $2,200,000; Mr. Gallagher, $1,191,667; Mr. Schoen, $973,750; Mr. Mercer, $1,050,000; and Mr. Klaritch, $491,667.

(2)   These amounts represent the aggregate cost of the premiums that would be charged to each individual to continue health coverage pursuant to COBRA for such individual and his/her eligible dependents (to the extent that such dependents were receiving health benefits prior to the individual’s termination date) for a period of three years for Ms. Martin and two years for each of Messrs. Gallagher, Schoen, Mercer and Klaritch.

(3)   See footnote (1) to the preceding table under “Severance Benefits” for the manner of calculating equity acceleration value. As to the RSUs awarded to Messrs. Gallagher, Schoen, Mercer and Klaritch during 2014 reported in the Grants of Plan-Based Awards During 2014 table above that are subject to both time-based and performance-based vesting requirements, the time-based vesting requirements would be waived but the awards would continue to be subject to the performance-based vesting requirements if the executive’s employment had terminated under the circumstances described above. We have included the value related to accelerated vesting of awards in the table above assuming the performance-based vesting requirements were satisfied at target levels.

(4)   Reflects a reduction under the CIC Plan to avoid excise tax penalties, as described above under the heading “Change in Control Severance Plan”. For purposes of estimating the Section 280G excise tax, we have assumed that the NEO’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher for Section 280G purposes if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction. No NEO is entitled to a gross-up.

Compensation Governance

For additional information regarding our Clawback, Anti-Hedging and Anti-Pledging Policies, please see the section above titled “Corporate Governance and Compensation Policies.”

Compensation Risk Assessment

The Compensation Committee has concluded that our executive compensation program does not encourage unnecessary or excessive risk taking. Our balanced approach to executive compensation uses both quantitative and qualitative assessments of performance without putting undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage inappropriate or excessive risk taking.

While our annual cash incentive plan or STIP focuses on the achievement of annual goals, executives’ awards under the plan require a threshold level of Company performance. Only once that threshold is met are our executives also eligible for a cash incentive award based on individual performance criteria, which individual performance award may be reduced by our Compensation Committee based on any factors it deems appropriate. The Compensation Committee believes that the STIP appropriately balances risk and the desire to focus executives on specific annual goals important to our success.

A substantial portion of our executives’ compensation is in the form of equity awards that further align executives’ interests with those of our stockholders. The Compensation Committee believes that the LTIP awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s performance and stock price, and because the awards are subject to long-term vesting schedules or performance-based vesting and stock ownership guidelines, executives should always have significant value tied to the Company’s performance.

Compensation Consultant

Our Compensation Committee is authorized to retain independent counsel, compensation and benefits consultants, and other outside experts or advisors. Since November 2008, the Committee has retained FPL Associates as its compensation consultant. For 2014, FPL Associates advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay and proportion of annual cash pay to long-term incentive pay) and setting compensation levels. FPL Associates also reviewed comparable equity REITs for 2014 and assisted the Compensation Committee with obtaining and evaluating current executive compensation data for these companies. FPL Associates also assisted HCP with designing its revised compensation plan. The Compensation Committee made its 2014 compensation decisions, including decisions with respect to the NEOs’ compensation, after consulting with FPL Associates.

FPL Associates reports directly to the Compensation Committee and works with management only on matters for which the Committee is responsible. During 2014, FPL Associates did not perform work for HCP other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of FPL Associates and concluded that its engagement of FPL Associates does not raise any conflict of interest with HCP or any of its directors or executive officers.

Adoption of a Company Peer Group and Compensation Assessment

In developing our 2014 compensation program, our Compensation Committee engaged FPL Associates to advise it on market and peer practices, and to assist with designing new compensation plans appropriate for our Company. Based on FPL Associates’ recommendations, the Compensation Committee selected the following companies as HCP’s comparable peer group in 2014:

The peer companies selected for 2014 consist of S&P 500 equity REITs with large capitalizations that are substantially comparable to HCP. The peer companies for 2014 are the same as the peer companies for 2013. HCP was one of the largest U.S. publicly traded REITs as of December 31, 2014 with total assets at the median level of the peer group, although HCP’s enterprise value and market capitalization rank lower than the median levels. In making its compensation comparisons, the Compensation Committee takes into account HCP’s enterprise value, market capitalization and total assets compared to the peer companies, as shown below:

In 2014, the Compensation Committee reviewed compensation data for executives at the peer companies with positions comparable to those held by the NEOs. This data consisted of base salary, annual cash incentive award and equity award information, as well as total direct compensation paid by each of the peer companies as reflected in their proxy statements and related public filings. Although the Compensation Committee reviewed and discussed the compensation data provided by FPL Associates to help inform its decision making process, the Committee does not set or “benchmark” compensation levels at any specific point or percentile against the peer group data. As described above, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions.

Stock Ownership Guidelines

In January 2003, our Compensation Committee adopted a stock ownership program pursuant to which each member of HCP’s senior leadership team must at all times (subject to a phase- in rule for newly hired or promoted executives) own specified dollar amounts of HCP common stock based on the individual’s base salary. The Compensation Committee believes these ownership levels provide adequate focus on our long-term business objectives. The program applies to executives at the level of executive vice president or higher and includes an executive’s common stock and unvested stock awards (collectively, “HCP eligible securities”) in determining the executive’s stock ownership for purposes of the program.

In March 2014, the Compensation Committee raised the stock ownership requirement for the CEO from six times her base salary to ten times her base salary, and in March 2015, raised the requirement for the NEOs from three times their base salaries to six times their base salaries. Each of the other executive officers is required to own HCP eligible securities with a value equal to at least three times his or her base salary. All executives were required to achieve their mandatory holdings within five years of the adoption of the program or, as to newly hired or promoted executives, within five years of becoming subject to the program.

All of our NEOs met the stock ownership guidelines as of January 31, 2015, as indicated below:

No Section 280G Tax Gross-Ups

We do not pay tax gross-ups to any of our NEOs in the event they are subject to excise taxes imposed under Section 280G of the Code.

Tax Deductibility of Executive Compensation

Our intent is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we intend for a substantial portion of our executive compensation that is performance based to satisfy the requirements for exemption from the $1,000,000 deduction limitation set forth in Section 162(m) of the Code. Our STIP and LTIP awards are set at a maximum level and are subject to negative discretion by our Compensation Committee in order to comply with the requirements of Section 162(m) of the Code. We do not, however, consider portions of the one-time leadership transition awards to the CEO to be performance-based compensation, and we expect that such portions will not be deductible under Section 162(m).

We reserve the right to design programs that recognize a full range of performance criteria important to our compensation objectives and philosophy, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of HCP and its stockholders.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2014, Messrs. Henry, Cartwright, Rhein and Sullivan served on the Compensation Committee. Messrs. Henry, Rhein and Sullivan served on the Compensation Committee for the entire year. Mr. Cartwright was appointed to the Compensation Committee on January 30, 2014.

None of the directors who served on the Compensation Committee at any time during 2014 is or has been an executive officer of HCP or had any relationships requiring disclosure by HCP under the SEC’s rules requiring disclosure of certain relationships and related person transactions. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of HCP or a member of HCP’s Compensation Committee during the year ended December 31, 2014.

Stock Award Subcommittee

Our Compensation Committee may delegate its authority to subcommittees, except for authority to approve compensation levels and award grants for specified officers and any authority the Committee is required to exercise by law or regulation. The Committee has delegated to the Stock Award Subcommittee the authority to make restricted stock or RSU grants to vice presidents and more junior employees of up to an annual aggregate limit of 75,000 shares of our common stock. Ms. Martin is currently the sole member of the Stock Award Subcommittee.

Approval, on an Advisory Basis, of Executive Compensation

Approval, on an Advisory Basis, of Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, stockholders are entitled to cast a nonbinding, advisory vote to approve the compensation of our NEOs (often referred to as “say on pay”). Our current policy is to provide stockholders with an opportunity to participate in this advisory vote on an annual basis. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders APPROVE, on an advisory basis, the compensation paid to the NEOs, as disclosed in this proxy statement, which includes the “Compensation Discussion and Analysis,” the accompanying tables and the related narrative disclosure, pursuant to the SEC’s executive compensation disclosure rules.

Our Board recommends that you vote FOR this resolution because it believes that our executive compensation program supports our compensation objectives and philosophies, including:

   Aligning compensation with stockholder interests, including earnings and dividend growth, with appropriate risk-adjusted return on our investments and stock return performance;

   Promoting the creation of long-term stockholder value;

   Providing a simple and transparent compensation program, with rigorous, objective and at-risk performance criteria, including future relative TSR as a significant component;

   Discouraging excessive risk-taking by balancing short- and long-term compensation awards;

   Attracting, motivating and retaining key employees with outstanding talent and ability; and

   Rewarding performance, with a meaningful portion of compensation tied to the Company’s financial and strategic goals.

Voting Standard

This proposal to approve the compensation paid to our NEOs requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. This proposal is advisory only and will not be binding on, overrule any decision by, or create or imply additional fiduciary duties for, HCP or our Board. The Compensation Committee, which is responsible for designing and administering HCP’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.

Board Recommendation

Proposal No. 4

Stockholder Proposal – Proxy Access

The Comptroller of the City of New York, One Centre Street, Room 629, New York, N.Y. 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System and the New York City Police Pension Fund, which represent that they beneficially own an aggregate of 1,332,854 shares of the Company’s common stock, has given notice of its intention to present a proposal at the Annual Meeting.

The proposal and the proponent’s supporting statement appear below in italics. The text and information provided by the proponent are not endorsed or verified by HCP. If the stockholder proposal is not properly presented at the Annual Meeting, it will not be considered or voted on at the Annual Meeting.

In adopting our proxy access bylaw in February 2015, our Board carefully considered the feedback we received from stockholders and the Company’s individual circumstances in order to create a thoughtfully designed and tailored approach appropriate for all of our stockholders. Accordingly, the Board OPPOSES adoption of this proposal for proxy access and asks stockholders to review the Board’s response, which includes discussion of our proxy access framework that we believe protects the interests of all of our stockholders. The Board’s response follows this proposal.

Board of Directors’ Statement Opposing the Stockholder Proposal

Voting Standard

The affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting is required to approve this proposal.

Board Recommendation

Additional Information About the Annual Meeting

Voting at the Annual Meeting

General Information

Stockholders of record of our common stock as of the close of business on March 9, 2015, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, there were 461,488,950 shares of our common stock outstanding and eligible to vote at the Annual Meeting. There is no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote at the Annual Meeting. To have a quorum at the Annual Meeting, the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting must be present in person or by proxy.

Voting via the Internet, Telephone or Mail

You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet, by telephone (if available) or by mail by following the instructions on the proxy card or voting instruction form.

If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 11:59 p.m. Eastern Time on April 29, 2015 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by HCP before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the bank, broker or other nominee who holds your shares.

Voting in Person

All stockholders of record may vote in person at the Annual Meeting by written ballot. However, if you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares giving you the right to vote the shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend.

How Your Shares Will Be Voted

On Proposal No. 1 (the election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. On Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015), Proposal No. 3 (the approval, on an advisory basis, of executive compensation) and Proposal No. 4 (the vote on the stockholder proposal regarding proxy access), you may vote FOR, AGAINST or ABSTAIN. Although our Board does not know of any business to be considered at the Annual Meeting other than the four proposals described in this proxy statement, if any other business properly comes before the Annual Meeting, a stockholder’s properly submitted proxy gives authority to the proxy holder to vote on those matters in his or her discretion.

Your shares will be voted as you specify in your proxy or voting instructions. If you are a stockholder of record and properly submit a proxy but do not specify your voting choice on one or more of the items listed in the notice of meeting, your shares will be voted as recommended by the Board on those items.

If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker will not be authorized to vote your shares on any of the matters at the Annual Meeting, other than Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015). If your broker exercises its discretion to vote on Proposal No. 2 at the Annual Meeting, your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes

Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum but will not be counted as votes cast on Proposal No. 1 (the election of directors), Proposal No. 2 (the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2015), Proposal No. 3 (the approval, on an advisory basis, of executive compensation) or Proposal No. 4 (the vote on the stockholder proposal regarding proxy access), and therefore will not be counted in determining the outcome of those proposals.

Broker non-votes will be counted as present and entitled to vote for the purpose of determining the presence of a quorum at the Annual Meeting, but will not be counted as a vote cast with respect to Proposal No. 1 (the election of directors), Proposal No. 3 (the approval, on an advisory basis, of executive compensation) or Proposal No. 4 (the vote on the stockholder proposal regarding proxy access) and therefore will not be counted in determining the outcome of those proposals.

Revoking or Changing Your Vote

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to our Corporate Secretary, by submitting a later-dated proxy via Internet, by telephone or by mail or by voting in person in the Annual Meeting. If your shares are held in street name through a bank, broker or other nominee, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker or nominee holding your shares by the specified deadline or by attending the Annual Meeting and voting in person if you have obtained a legal proxy from the bank, broker or nominee giving you the right to vote the shares at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of any proxy or voting instructions.

Inspector of Elections

Votes cast by proxy or in person at the Annual Meeting will be counted by a representative of Broadridge Financial Solutions, Inc., HCP’s appointed inspector of elections for the Annual Meeting. In connection with the duties as inspector of elections, Broadridge’s representative will also determine whether a quorum is present, evaluate the validity of proxies and ballots and certify the voting results.

Proxy Solicitation

We will bear all costs of the solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors and officers of HCP, without receiving any additional compensation, may solicit proxies personally or by telephone, email or other electronic means. We will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000 plus reasonable out-of-pocket expenses. We may engage Georgeson for additional solicitation work and incur fees greater than $9,000 depending on a variety of factors, including preliminary voting results.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Other Matters

2016 Stockholder Proposals

We expect to hold our 2016 annual meeting of stockholders on or about April 28, 2016.

Proposals to be Included in 2016 Proxy Statement

Any stockholder that desires to have a proposal considered for presentation at the 2016 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with our 2016 annual meeting, must submit the proposal in writing to our Corporate Secretary so that it is received no later than November 18, 2015. The proposal must also comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Proxy Access Nominations

Any stockholder (or group of no more than 10 stockholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws that wishes to nominate a candidate or candidates for election to up to 20% of our Board and require the Company to include such nominees in our 2016 proxy statement must submit such nomination and request no earlier than October 19, 2015 nor later than November 18, 2015. The nomination and supporting materials must also comply with the requirements set forth in our Bylaws for inclusion of director nominees in the proxy statement.

Nominations or Proposals Not Included in 2016 Proxy Statement

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2016 annual meeting but not have it included in our proxy statement for the 2016 annual meeting, HCP must receive notice of the proposal or director nomination no earlier than January 31, 2016 and no later than March 1, 2016. If we change the date of our 2016 annual meeting to a date that is before March 31, 2016 or after June 29, 2016, however, notice of any proposal or director nomination must instead be delivered not earlier than the ninetieth (90th) day and not later than the close of business on the later of the sixtieth (60th) day prior to our 2016 annual meeting, or the tenth (10th) day following the day on which we publicly announce the date of our 2016 annual meeting. If the notice is not received between these dates and does not satisfy the additional notice requirements set forth in Article II, Section 7(a) of our Bylaws, the notice will be considered untimely and will not be acted upon at our 2016 annual meeting. A proxy granted by a stockholder will give discretionary authority to the proxy holder to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable SEC rules.

Proposals, nominations and notices should be directed to the attention of the Corporate Secretary, HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614.

Delivery of Proxy Materials

We may satisfy SEC rules regarding delivery of proxy statements and Annual Reports by delivering only one set of proxy materials to multiple stockholders that share the same address, unless we have received contrary instructions. This “householding” process can result in meaningful cost savings for us and is consistent with our commitment to sustainability by reducing the environmental impact of printing and mailing printed copies. Upon oral or written request, we will deliver promptly a separate copy of proxy materials to a stockholder at a shared address to which a single copy of the proxy materials was delivered. If your shares are registered in your own name, you may request a separate copy of the proxy materials for this Annual Meeting or for future meetings of HCP stockholders by notifying Broadridge toll-free at 1-800-542-1061 or writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717. If you are a street name holder, please contact the broker, bank or other nominee that holds your shares to request a separate copy of proxy materials.

In the future, stockholders of record can avoid receiving duplicate mailings by following the instructions on the Internet at www.proxyvote.com. If you hold your shares in street name and you would like to receive only one copy of the proxy materials in the future, you should contact your bank, broker or other nominee.

Financial Statements

Our Annual Report on Form 10-K for the year ended December 31, 2014, containing audited consolidated financial statements, accompanies this proxy statement. Upon the written request of any person solicited hereby, HCP will provide a copy to such person, without charge, of HCP’s Annual Report on Form 10-K for the year ended December 31, 2014. Such requests should be directed to our Corporate Secretary, HCP, Inc., 1920 Main Street, Suite 1200, Irvine, California 92614.

*         *         *

ALL STOCKHOLDERS ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. If you attend the Annual Meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

James W. Mercer

Executive Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

Irvine, California

March 17, 2015

Appendix A

Reconciliations of Non-GAAP Financial Measures

Funds From Operations(1)

In thousands, except per share data (unaudited)

	Year Ended December 31,
	2014	2013
Net income applicable to common shares	$919,796	$969,103
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	459,995	423,312
Discontinued operations	—	5,862
Other depreciation and amortization	18,864	14,326
Gain on sales of real estate	(31,298)	(69,866)
Impairments of real estate	—	1,372
Equity income from unconsolidated joint ventures	(49,570)	(64,433)
FFO from unconsolidated joint ventures	70,873	74,324
Noncontrolling interests’ and participating securities’ share in earnings	16,795	15,903
Noncontrolling interests’ and participating securities’ share in FFO	(23,821)	(20,639)
FFO applicable to common shares	$1,381,634	$1,349,264
Distributions on dilutive convertible units	13,799	13,276
Diluted FFO applicable to common shares	$1,395,433	$1,362,540
Weighted average shares used to calculate diluted FFO per common share	464,845	461,710
Diluted earnings per common share	$2.00	$2.13
Depreciation and amortization of real estate, in-place lease and other intangibles	1.00	0.93
Impairments on real estate and DFL depreciation	0.04	0.03
Gain on sales of real estate and upon consolidation of joint venture	(0.07)	(0.15)
Joint venture and participating securities FFO adjustments	0.03	0.01
Diluted FFO per common share	$3.00	$2.95
Impact of adjustments to FFO:
Transaction-related items(2)	$(18,856)	$6,191
Other impairments(3)	35,913	—
Severance-related charges	—	27,244
	$17,057	$33,435
FFO as adjusted applicable to common shares	$1,398,691	$1,382,699
Distributions on dilutive convertible units and other	13,766	13,220
Diluted FFO as adjusted applicable to common shares	$1,412,457	$1,395,919
Diluted FFO as adjusted per common share	$3.04	$3.02
Weighted average shares used to calculate diluted FFO as adjusted per common share(3)	464,845	461,710

(1) We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. The term FFO was developed by the REIT industry to address this issue. FFO as defined by NAREIT is net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from sales of property, impairments of, or related to, depreciable real estate, plus real estate and direct financing lease (“DFL”) depreciation and amortization, and after adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that have a different interpretation of the current NAREIT definition from ours. FFO as adjusted represents FFO before the impact of impairments (recoveries) of non-depreciable assets, transaction-related items and severance-related charges. Management believes that FFO as adjusted provides a meaningful supplemental measurement of our FFO run-rate. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income or NAREIT FFO.

(2) For the year ended December 31, 2014, transaction-related items include a net benefit from our transaction with Brookdale, partially offset by acquisition and pursuit costs. For the year ended December 31, 2013, transaction-related items are primarily attributable to acquisition and pursuit costs.

(3) For the year ended December 31, 2014, other impairments relate to our equity ownership interest in HCR ManorCare, Inc. (“HCR”).

Funds Available for Distribution(1)

In thousands, except per share data (unaudited)

	Year Ended December 31,
	2014	2013
FFO as adjusted applicable to common shares	$ 1,398,691	$1,382,699
Amortization of market lease intangibles, net	(949)	(6,646)
Amortization of deferred compensation(2)	21,885	23,327
Amortization of deferred financing costs, net	19,260	18,541
Straight-line rents	(41,032)	(39,587)
DFL accretion(3)	(77,568)	(86,055)
Other depreciation and amortization	(18,864)	(14,326)
Deferred revenues – tenant improvement related	(2,306)	(2,906)
Deferred revenues – additional rents	422	63
Leasing costs and tenant and capital improvements	(74,464)	(64,557)
Lease restructure payments	9,425	—
Joint venture adjustments – CCRC entrance fees	11,443	—
Joint venture and other FAD adjustments(3)	(67,121)	(52,471)
FAD applicable to common shares	$ 1,178,822	$1,158,082
Distributions on dilutive convertible units	13,799	13,276
Diluted FAD applicable to common shares	$ 1,192,621	$1,171,358
Diluted FAD per common share	$ 2.57	$ 2.54
Weighted average shares used to calculate diluted FAD per common share	464,845	461,710

(1) Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues, effective 2014, excluding amounts amortized into rental income that are associated with tenant funded improvements owned/recognized by us and up-front cash payments made by tenants to reduce their contractual rents. Also, FAD is: (i) computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements; and (ii) includes lease restructure payments and adjustments to compute our share of FAD from our unconsolidated joint ventures and those related to non-refundable CCRC entrance fees. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to similar metrics (e.g., FAD or AFFO) reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund our ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should not be compared with net cash flows from operating activities as determined in accordance with GAAP and presented in our consolidated financial statements. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2) Excludes $16.7 million related to the acceleration of deferred compensation for restricted stock units and options that vested upon termination of the our former CEO, which is included in severance-related charges for the year ended December 31, 2013.

(3) Our ownership interest in HCR is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR. Further, our share of earnings from HCR (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR entity level, which we present as a non-cash joint venture FAD adjustment.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands (unaudited)

	Year Ended December 31,
	2014	2013
Net income	$ 936,591	$ 985,006
Interest income	(74,491)	(86,159)
Investment management fee income	(1,809)	(1,847)
Interest expense	439,742	435,252
Depreciation and amortization	459,995	423,312
Acquisition and pursuit costs	17,142	6,191
General and administrative	82,175	103,042
Gain on sales of real estate, net of income taxes	(3,288)	—
Other income, net	(7,528)	(18,216)
Income taxes	250	5,815
Equity income from unconsolidated joint ventures	(49,570)	(64,433)
Impairment of investment in unconsolidated joint venture	35,913	—
Total discontinued operations	(29,746)	(74,373)
NOI	$1,805,376	$1,713,590
Straight-line rents	(41,032)	(39,587)
DFL accretion	(77,568)	(86,055)
Amortization of market lease intangibles, net	(949)	(6,646)
Lease termination fees	(38,816)	(217)
NOI adjustments related to discontinued operations	(11)	(47)
Cash (adjusted) NOI	$1,647,000	$1,581,038
Non-SPP cash (adjusted) NOI	(106,540)	(89,488)
Same property portfolio cash (adjusted) NOI(2)	$1,540,460	$1,491,550
Cash (adjusted) NOI % change – SPP(2)	3.3%

(1) We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and cash NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate our same property portfolio (“SPP”). We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, our NOI may not be comparable to that of other REITs or real estate companies, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses; NOI excludes all of the other financial statement amounts itemized above. Cash NOI is calculated as NOI after eliminating the effects of straight-line rents, DFL accretion, amortization of market lease intangibles and lease termination fees. Cash NOI is oftentimes referred to as “adjusted NOI.”

(2) SPP statistics allow management to evaluate the performance of our real estate portfolio under a consistent population, which eliminates the changes in the composition of our portfolio of properties. We identify our SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in our SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

EBITDA and Adjusted EBITDA(1)

Dollars in thousands (unaudited)

Year Ended
December 31, 2014
Net income	$ 936,591
Interest expense:
Continuing operations	439,742
Income taxes:
Continuing operations	250
Discontinued operations	5
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	459,995
Equity income from unconsolidated joint ventures (“JV”)	(49,570)
HCP’s share of unconsolidated JV EBITDA(2)	20,960
Other joint venture adjustments	62,654
EBITDA	$ 1,870,627
Transaction-related items	(18,856)
Impairments of equity method investment	35,913
Gain on sales of real estate	(31,298)
Adjusted EBITDA	$ 1,856,386

(1) Earnings before interest, taxes, depreciation and amortization. EBITDA is a supplemental measure of both operating performance and liquidity. Adjusted EBITDA is calculated as EBITDA excluding impairments (recoveries), gains or losses from real estate dispositions, transaction-related items, severance-related charges, litigation settlement charges and gain upon consolidation of joint venture. Adjusted EBITDA permits investors to view income from our operations on an unleveraged basis before the effects of taxes, non-cash depreciation and amortization, impairments, impairment recoveries, and gains or losses from real estate dispositions. By excluding interest expense, EBITDA and Adjusted EBITDA allow investors to measure our operating performance independent of our capital structure and indebtedness and, therefore, allow for a more meaningful comparison of our operating performance between quarters as well as annual periods, and to the operating performance of other companies. As a liquidity measure, we believe that EBITDA and Adjusted EBITDA help investors analyze our ability to meet interest payments on outstanding debt and to make preferred dividend payments (if applicable). EBITDA and Adjusted EBITDA do not reflect our historical cash expenditures or future cash requirements for capital expenditures or contractual commitments.

(2) Reflects our pro-rata share of amounts from the Investment Management Platform and our equity interest in HCR and our new unconsolidated joint ventures that collectively own 14 CCRC campuses (the “CCRC JV”).

Total Gross Assets(1)

Dollars in thousands (unaudited)

December 31, 2014
Consolidated total assets	$ 21,369,940
Investments in and advances to unconsolidated JV	(605,448)
Accumulated depreciation and amortization	2,600,152
Consolidated Gross Assets(2)	$ 23,364,644
HCP’s share of unconsolidated JV total assets(3)	1,088,589
HCP’s share of unconsolidated JV accumulated depreciation and amortization(3)	55,803
Total Gross Assets	$ 24,509,036

(1) Consolidated Gross Assets plus our pro rata share of total assets from the Investment Management Platform, HCR and the CCRC JV, after adding back accumulated depreciation and amortization.

(2) The carrying amount of total assets, excluding investments in and advances to unconsolidated joint ventures, after adding back accumulated depreciation and amortization, as reported in our consolidated financial statements.

(3) Reflects our pro-rata share of amounts from the Investment Management Platform, HCR and the CCRC JV.

Total Debt(1)

Dollars in thousands (unaudited)

December 31, 2014
Bank line of credit	$838,516
Term loan(2)	213,610
Senior unsecured notes	7,626,194
Mortgage debt	984,431
Other debt	97,022
Consolidated Debt(3)	$9,759,773
HCP’s share of unconsolidated debt(4)	413,561
Total Debt	$10,173,334

(1) Consolidated Debt at book value plus our pro rata share of total debt from the Investment Management Platform, HCR and the CCRC JV.

(2) Represents £137 million translated into U.S. dollars.

(3) The carrying amount of bank line of credit, bridge and term loans (if applicable), senior unsecured notes, mortgage debt and other debt, as reported in our consolidated financial statements.

(4) Reflects our pro-rata share of amounts from the Investment Management Platform, HCR and the CCRC JV.

Other Definitions:

Assets Under Management

Represents our owned real estate investments, the carrying amount of our debt investments and 100% of the real estate investments held in our unconsolidated joint ventures, excluding assets under development and land held for development.

Financial Leverage*

Total Debt divided by Total Gross Assets. Financial Leverage is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. The ratio of Consolidated Debt to Consolidated Gross Assets is the most directly comparable GAAP measure to Financial Leverage. Our pro rata share of total debt from the Investment Management Platform, HCR and the CCRC JV is not intended to reflect our actual liability or ability to access assets should there be a default under any or all such loans or a liquidation of the joint ventures.

Investment Management Platform

Includes the following unconsolidated joint ventures: (i) four life science properties in three joint ventures in which our interests range from 50% - 63%; (ii) HCP Ventures III, a medical office joint venture in which we own an effective interest of 25.5%; and (iii) HCP Ventures IV, a medical office joint venture in which we hold a 20% interest.

Net Debt*

Total Debt less the carrying amount of cash and cash equivalents as reported in our consolidated financial statements and our pro rata share of cash and cash equivalents from the Investment Management Platform, HCR and the CCRC JV.

Net Debt to Adjusted EBITDA*

Net Debt divided by Adjusted EBITDA is a supplemental measure of our ability to decrease our debt. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations.

Secured Debt Ratio*

Total Secured Debt (mortgage and other debt secured by real estate, as reported in our consolidated financial statements plus our pro rata share of mortgage debt from the Investment Management Platform, HCR and the CCRC JV) divided by Total Gross Assets. Secured Debt Ratio is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. The ratio of Consolidated Secured Debt to Consolidated Gross Assets is the most directly comparable GAAP measure to Secured Debt Ratio. Our pro rata share of Total Secured Debt from the Investment Management Platform, HCR and the CCRC JV is not intended to reflect our actual liability or ability to access assets should there be a default under any or all such loans or a liquidation of the joint ventures.

* Financial Leverage, Net Debt, Net Debt to Adjusted EBITDA and Secured Debt Ratio are supplemental non-GAAP measures that have inherent limitations as analytical tools and should be used in conjunction with the Company’s required GAAP presentations and not as alternatives to those indicators. Further, the Company’s computations of these non-GAAP measures may not be comparable to similar measures reported by other companies.

Corporate Headquarters
1920 Main Street
Suite 1200
Irvine, CA 92614
(949) 407-0700

London Office
24 Berkeley Square
London, WIJ 6HE

Los Angeles Office
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025

Nashville Office
3000 Meridian Boulevard
Suite 200
Franklin, TN 37067

San Francisco Office
400 Oyster Point Boulevard
Suite 409
South San Francisco, CA
94080

our commitment

STRATEGY

EXECUTION

RESULTS

HCP

MIX
Paper from responsible sources
FSC® C012076

39 TREES	27,490,785	112 LBS	3,592 LBS NET	16,486 GAL	1,824 LBS
PRESERVED FOR THE FUTURE	BTUs ENERGY NOT CONSUMED	WATER-BORNE WASTE NOT CREATED	GREENHOUSE GASES PREVENTED	WASTEWATER FLOW SAVED	SOLID WASTE NOT GENERATED

This is a greener proxy statement. By producing our report in this manner, HCP reduces its impact on the environment in the ways listed above.

HCP, INC. 1920 MAIN STREET SUITE 1200 IRVINE, CA 92614	SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by HCP before the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86471-P62635	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HCP, INC.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

1.	Election of Directors		For	Against	Abstain

	1a.	Brian G. Cartwright	☐	☐	☐

	1b.	Christine N. Garvey	☐	☐	☐
								For	Against	Abstain
	1c.	David B. Henry	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as HCP's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
	1d.	James P. Hoffmann	☐	☐	☐
	1e.	Lauralee E. Martin	☐	☐	☐	3.	Approval, on an advisory basis, of executive compensation.	☐	☐	☐

	1f.	Michael D. McKee	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposal 4:

	1g.	Peter L. Rhein	☐	☐	☐	4.	Stockholder Proposal - Proxy Access.	☐	☐	☐

	1h.	Joseph P. Sullivan	☐	☐	☐	NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address changes/comments, mark here (see reverse for instructions).					☐

Please indicate if you plan to attend this meeting			☐	☐

			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

HCP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 30, 2015

9:30 a.m., Pacific Time

The Westin South Coast Plaza

686 Anton Boulevard

Costa Mesa, CA 92626

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the 2014 Annual Report are available at http://materials.proxyvote.com/HCP.

You can also view these materials at www.proxyvote.com by using the 16-digit control number provided on this proxy card.

M86472-P62635

This proxy is solicited by the Board of Directors
for use at the Annual Meeting on April 30, 2015.

By signing this proxy, the undersigned stockholder hereby appoints Lauralee E. Martin and Peter L. Rhein, and each of them, with full power of substitution, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of common stock of HCP, Inc., which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders to be held on Thursday, April 30, 2015 at 9:30 a.m., Pacific time, or any adjournments or postponements thereof.

The shares held in your account will be voted as you specify on the reverse side.

This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned. If no choice is specified, the proxy (if signed) will be voted "FOR" each of the eight director nominees named in Proxy Item No. 1, "FOR" Proxy Item No. 2, "FOR" Proxy Item No. 3, and "AGAINST" Proxy Item No. 4. The shares entitled to be voted by the undersigned will be cast in the discretion of the proxies named above on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side